UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

F&G Annuities & Life, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11

F&G®

ANNUITIES & LIFE, INC.

2025 PROXY STATEMENT

F&G Annuities & Life, Inc.

801 Grand Avenue, Suite 2600

Des Moines, IA 50309

April 30, 2025

Dear Shareholder:

On behalf of the board of directors, I cordially invite you to attend the annual meeting of the shareholders of F&G Annuities & Life, Inc. The meeting will be held virtually on June 25, 2025, at 11:00 a.m., Central Time. Instructions for accessing the virtual meeting platform online are included in the Proxy Statement for this meeting. The formal Notice of Annual Meeting and Proxy Statement for this meeting are attached to this letter.

The Notice of Annual Meeting and Proxy Statement contain more information about the annual meeting, including who can vote and the different methods you can use to vote, including the telephone, Internet and traditional paper proxy card. Whether or not you plan to attend the virtual annual meeting, please vote by one of the outlined methods to ensure that your shares are represented and voted in accordance with your wishes.

We are proud to have a dynamic, effective and highly-qualified board of directors with the right mix of skills, experiences and backgrounds at F&G.

On behalf of the board of directors, I thank you for your support.

Sincerely,

Christopher O. Blunt

Chief Executive Officer

2025 PROXY STATEMENT	F&G Annuities & Life, Inc. | 3

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of F&G Annuities & Life, Inc.:

Notice is hereby given that the 2025 Annual Meeting of Shareholders of F&G Annuities & Life, Inc. will be held via live webcast on June 25, 2025, at 11:00 a.m., Central Time. The meeting can be accessed by visiting www.virtualshareholdermeeting.com/FG2025 and using your 16-digit control number, where you will be able to listen to the meeting live and vote online. We encourage you to allow ample time for online check-in, which will open at 10:45 a.m. Central Time. Please note that there will not be a physical location for the 2025 Annual Meeting and that you will only be able to attend the meeting by means of remote communication. We designed the format of our virtual annual meeting to ensure that our shareholders who attend the virtual annual meeting will have the same rights and opportunities to participate as they would at an in-person meeting, including the ability to submit questions.

The meeting is being held in order to:

1.	Elect two Class III directors to serve until the 2028 Annual Meeting of Shareholders or until their successors are duly elected and qualified or their earlier death, resignation or removal;

2.	Approve a non-binding advisory resolution on the compensation paid to our named executive officers (the Say-on-Pay Proposal); and

3.	Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the 2025 fiscal year.

At the meeting, we will also transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

The board of directors set April 28, 2025, as the record date for the meeting. This means that owners of F&G Annuities & Life, Inc’s common stock at the close of business on that date are entitled to:

●	Receive notice of the meeting; and

●	Vote at the meeting and any adjournments or postponements of the meeting.

All shareholders are cordially invited to attend the virtual annual meeting. Please read these proxy materials and cast your vote on the matters that will be presented at the annual meeting.

You may vote your shares through the Internet, by telephone, or by mailing your proxy card. Instructions for our registered shareholders are described under the question “How Do I Vote?” on page 10 of the proxy statement.

Sincerely,

Michael L. Gravelle

Executive Vice President, General Counsel & Corporate Secretary

Des Moines, Iowa

April 30, 2025

PLEASE COMPLETE, DATE AND SIGN YOUR PROXY AND MAIL IT PROMPTLY IN AN ENVELOPE (OR VOTE VIA TELEPHONE OR INTERNET) TO ASSURE REPRESENTATION OF YOUR SHARES.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2025 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 25, 2025: The Company’s Proxy Statement for the 2025 Annual Meeting of Shareholders and the Annual Report on Form 10-K for the fiscal year ended December 31, 2024 are available at www.proxyvote.com.

4 | F&G Annuities & Life, Inc.	2025 PROXY STATEMENT

2025 PROXY STATEMENT	F&G Annuities & Life, Inc. | 5

Proxy Statement

The proxy is solicited by the board of directors, or the board, of F&G Annuities & Life, Inc., or F&G or the Company, for use at the Annual Meeting of Shareholders to be held on June 25, 2025, at 11:00 a.m., Central Time, or at any postponement or adjournment thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Shareholders. The annual meeting will be held virtually at www.virtualshareholdermeeting.com/FG2025.

It is anticipated that such proxy, together with this proxy statement, will first be mailed on or about April 30, 2025, to all shareholders entitled to vote at the meeting.

The Company’s principal executive offices are located at 801 Grand Ave. Suite 2600, Des Moines, Iowa 50309, and its telephone number at that address is (866) 846-4660.

Forward-Looking Statements

This proxy statement includes forward-looking statements. These statements are not historical facts, but instead represent only our beliefs regarding future events, many of which, by their nature, are inherently uncertain and outside of our control. Forward-looking statements include statements about our business and future performance, as well as ESG targets, goals, and commitments outlined in this proxy statement or elsewhere. These statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects” and similar references to future periods, or by the inclusion of forecasts or projections. We caution readers not to place undue reliance on forward-looking statements. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events or other factors, except where we are expressly required to do so by law. For a discussion of some of the risks and important factors that could affect our future results and financial condition, see “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2024.

6 | F&G Annuities & Life, Inc.	2025 PROXY STATEMENT

General Information About the Company

Founded in 1959, F&G is a leading provider of insurance solutions serving retail annuity and life customers as well as institutional clients. Our mission is to help people turn their aspirations into reality and, as of December 31, 2024, F&G has approximately 731,000 policyholders who count on the safety and protection our fixed annuity and life insurance products provide. We also serve approximately 115,000 plan participants who will receive their pension payments from F&G through our pension risk transfer solutions.

Through our insurance subsidiaries, including Fidelity & Guaranty Life Insurance Company (FGL Insurance) and Fidelity & Guaranty Life Insurance Company of New York (FGL NY Insurance), we market a broad portfolio of annuities, including fixed indexed annuities and multi-year guarantee annuities, pension risk transfer solutions, as well as indexed universal life insurance and institutional funding agreements.

We were acquired on June 1, 2020, by Fidelity National Financial, Inc. (FNF). We have benefited from financial strength rating upgrades following the acquisition; S&P and Fitch upgraded us to A-, and Moody’s upgraded to Baa1 in June 2020. More recently, Moody’s upgraded us to A3 in July 2023 and A.M. Best upgraded us to A in January 2024. These upgrades, valued by our distribution partners, have positioned us to quickly expand our business in existing channels and gain access to new markets. Gross sales increased from $4.5 billion for the full year 2020 to $15.3 billion in 2024 and did so profitably. We now operate in and source significant premiums from three distinct retail channels and two institutional markets, versus a single channel prior to the acquisition by FNF.

Company Highlights:

●	Record assets under management (AUM): F&G achieved record AUM before flow reinsurance of $65.3 billion as of December 31, 2024, driven by new business flows. This included retained AUM of $53.8 billion as of December 31, 2024. The investment portfolio is performing well, as expected; credit-related impairments remain low, averaging 7 basis points over the past 3 years.

●	Solid balance sheet supports both organic growth and return of capital to shareholders: F&G returned $125 million of capital to shareholders from common and preferred dividends in 2024.

●	Strong solvency: Estimated risk-based capital (RBC) ratio for our primary operating subsidiary was over 410% as of December 31, 2024, above our 400% target.

We believe the strength of our balance sheet provides confidence to our policyholders and business partners and positions us for continued growth. Our invested assets comprise what we believe to be a highly rated and well diversified portfolio. As of December 31, 2024, 96% of our fixed maturity securities were rated under criteria of the National Association of Insurance Commissioners (NAIC) as NAIC 1 or NAIC 2, the two highest credit rating designations of the NAIC. These assets are managed against what we believe to be prudently underwritten liabilities. We have inforce liabilities of $52.3 billion at December 31, 2024, with a liability duration of approximately six years, well matched to our assets. Going forward, we intend to fund our continued growth through strong inforce capital generation, reinsurance, and debt capacity.

2025 PROXY STATEMENT	F&G Annuities & Life, Inc. | 7

General Information About the Virtual Annual Meeting

Your shares can be voted at the virtual annual meeting only if you vote by proxy or if you are present and vote at the meeting. Even if you expect to attend the virtual annual meeting, please vote by proxy to assure that your shares will be represented.

Why Did I Receive this Proxy Statement?

The board is soliciting your proxy to vote at the virtual annual meeting because you were a holder of our common stock at the close of business on April 28, 2025, which we refer to as the record date, and therefore you are entitled to vote at the annual meeting. This proxy statement contains information about the matters to be voted on at the annual meeting, and the voting process, as well as information about the Company’s directors and executive officers.

Who is Entitled to Vote?

All record holders of our common stock as of the close of business on April 28, 2025, are entitled to vote. As of the close of business on that day, 134,820,676 shares of our common stock were issued and outstanding and eligible to vote. Of those, 110,942,551 shares were held by FNF and 23,878,125 shares were held by our other shareholders. Each share is entitled to one vote on each matter presented at the virtual annual meeting.

If you hold your shares of F&G common stock through a broker, bank or other holder of record, you are considered a “beneficial owner” of shares held in street name. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares by using the voting instruction form included in the mailing or by following their instructions for voting via the Internet or by telephone.

What Shares are Covered by the Proxy Card?

The proxy card covers all shares of F&G common stock held by you of record (i.e., shares registered in your name) and any shares of F&G common stock held for your benefit in our 401(k) plan.

How Do I Vote?

You may vote using any of the following methods:

At the virtual annual meeting. All shareholders may vote at the virtual annual meeting. Please see “How Do I Access the Virtual Annual Meeting? Who May Attend?” for additional information on how to vote at the annual meeting.

By proxy. There are three ways to vote by proxy:

●	By mail, using your proxy card and return envelope;

●	By telephone, using the telephone number printed on the proxy card and following the instructions on the proxy card; or

●	By the Internet, using a unique password printed on your proxy card and following the instructions on the proxy card.

Even if you expect to attend the annual meeting virtually, please vote by proxy to assure that your shares will be represented.

What Does it Mean to Vote by Proxy?

It means that you give someone else the right to vote your shares in accordance with your instructions. In this case, we are asking you to give your proxy to our Chief Executive Officer, President and Corporate Secretary, who are sometimes referred to as the proxy holders. By giving your proxy to the proxy holders, you assure that your vote will be counted even if you are unable to attend the annual meeting. If you give your proxy by returning a signed proxy or by telephone or Internet but do not include specific instructions on how to vote on a particular proposal described in this proxy statement, the proxy holders will vote your shares in accordance with the recommendation of the board for such proposal.

8 | F&G Annuities & Life, Inc.	2025 PROXY STATEMENT

On What am I Voting?

You will be asked to consider three proposals at the annual meeting.

•	Proposal No. 1 asks you to elect two Class III directors to serve until the 2028 Annual Meeting of Shareholders.

•	Proposal No. 2 asks you to approve, on a non-binding advisory basis, the compensation paid to our named executive officers in 2024 (the Say-on-Pay Proposal).

•	Proposal No. 3 asks you to ratify the appointment of Ernst & Young LLP (EY) as our independent registered public accounting firm for the 2025 fiscal year.

How Does the Board Recommend that I Vote on These Proposals?

The board recommends that you vote “FOR ALL” director nominees in Proposal 1, and “FOR” Proposals 2 and 3.

What Happens if Other Matters are Raised at the Meeting?

Although we are not aware of any matters to be presented at the virtual annual meeting other than those contained in the Notice of Annual Meeting, if other matters are properly raised at the virtual annual meeting in accordance with the procedures specified in our certificate of incorporation and bylaws, or applicable law, all proxies given to the proxy holders will be voted in accordance with their best judgment.

What If I Submit a Proxy and Later Change My Mind?

If you have submitted your proxy and later wish to revoke it, you may do so by doing one of the following: giving written notice to the Corporate Secretary prior to the virtual annual meeting; submitting another proxy bearing a later date (in any of the permitted forms) prior to the virtual annual meeting; or casting a ballot at the virtual annual meeting.

Who Will Count the Votes?

Broadridge Financial Solutions, Inc. will serve as proxy tabulator and count the votes, and the results will be certified by the inspector of election.

How Many Votes Must Each Proposal Receive to be Adopted?

The following votes must be received:

•	For Proposal No. 1 regarding the election of directors, a plurality of votes of our common stock cast is required to elect a director. Withhold votes and broker non-votes are not counted as votes cast and will therefore have no effect.

•	For Proposal No. 2 regarding a non-binding advisory vote on the compensation paid to our named executive officers, this vote is advisory in nature. Our bylaws require that proposals relating to matters other than the election of directors be approved by the affirmative vote of a majority of the shares of our common stock represented and entitled to vote on the matter, in which case abstentions have the effect of a vote against Proposal No. 2. Broker non-votes are not counted as shares entitled to vote on Proposal No. 2 and will therefore have no effect. Because the vote on Proposal No. 2 is advisory and therefore will not be binding on the Company, the board will review the voting result and take it into consideration when making future decisions regarding the compensation paid to our named executive officers.

•	For Proposal No. 3 regarding the ratification of the appointment of EY, the affirmative vote of a majority of the shares of our common stock represented and entitled to vote on the matter would be required for approval. Abstentions will have the effect of a vote against this proposal. Because this proposal is considered a “routine” matter under the rules of the New York Stock Exchange, nominees may vote in their discretion on this proposal on behalf of beneficial owners who have not furnished voting instructions, and, therefore, there will be no broker non-votes on this proposal.

2025 PROXY STATEMENT	F&G Annuities & Life, Inc. | 9

What Constitutes a Quorum?

A quorum is present if a majority of the outstanding shares of our capital stock issued and entitled to vote at the annual meeting are present in person or represented by proxy. Broker non-votes and abstentions will be counted for purposes of determining whether a quorum of each class is present.

What Are Broker Non-Votes? If I Do Not Vote, Will My Broker Vote for Me?

Broker non-votes occur when nominees, such as banks and brokers holding shares on behalf of beneficial owners, do not receive voting instructions from the beneficial owners at least ten days before the meeting. If that happens, the nominees may vote those shares only on matters deemed “routine” by the Securities and Exchange Commission and the rules promulgated by the New York Stock Exchange thereunder.

The Company believes that all the proposals to be voted on at the annual meeting, except for Proposal No.3 regarding the appointment of EY as our independent registered public accounting firm, are not “routine” matters. On non-routine matters, such as Proposals No. 1 and 2, nominees cannot vote unless they receive voting instructions from beneficial owners. Please be sure to give specific voting instructions to your nominee so that your vote can be counted.

What Effect Does an Abstention Have?

With respect to Proposal No. 1, abstentions or directions to withhold authority will not be included in the vote total and will not affect the outcome of the vote. With respect to each of Proposals No. 2 and 3, abstentions will have the effect of a vote against the proposals.

Who Pays the Cost of Soliciting Proxies?

We pay the cost of the solicitation of proxies, including preparing and mailing the Notice of Annual Meeting of Shareholders, this proxy statement and the proxy card. Following the mailing of this proxy statement, directors, officers and employees of the Company may solicit proxies by telephone, facsimile transmission or other personal contact. Such persons will receive no additional compensation for such services. Brokerage houses and other nominees, fiduciaries and custodians who are holders of record of shares of our common stock will be requested to forward proxy soliciting material to the beneficial owners of such shares and will be reimbursed by the Company for their charges and expenses in connection therewith at customary and reasonable rates.

What If I Share a Household with Another Shareholder?

We have adopted a procedure approved by the Securities and Exchange Commission, called “householding.”Under this procedure, F&G shareholders of record who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of our Annual Report and Proxy Statement unless one or more of these shareholders notifies us that they wish to continue receiving individual copies. This procedure will reduce our printing costs and postage fees. Shareholders who participate in householding will continue to receive separate proxy cards. Also, householding will not in any way affect dividend check mailings. If you are a shareholder who resides in the same household with another shareholder, or if you hold more than one account registered in your name at the same address, and wish to receive a separate proxy statement and annual report or notice of internet availability of proxy materials for each account, please contact, Broadridge, toll free at 1-866-540-7095. You may also write to Broadridge, Householding Department, at 51 Mercedes Way, Edgewood, New York 11717. Beneficial shareholders can request information about householding from their banks, brokers or other holders of record. We hereby undertake to deliver promptly upon written or oral request, a separate copy of the Annual Report to Shareholders, or this Proxy Statement, as applicable, to a shareholder at a shared address to which a single copy of the document was delivered.

10 | F&G Annuities & Life, Inc.	2025 PROXY STATEMENT

Why Did I Receive a Notice in the Mail Regarding the Internet Availability of the Proxy Materials Instead of a Paper Copy of the Proxy Materials?

In accordance with the rules of the Securities and Exchange Commission, we have elected to furnish to our shareholders this Proxy Statement and our Annual Report on Form 10-K by providing access to these documents on the Internet rather than mailing printed copies. Accordingly, the Notice of Internet Availability is being mailed to our shareholders of record and beneficial owners (other than those who previously requested printed copies or electronic delivery of our proxy materials), which will direct shareholders to a website where they can access our proxy materials and view instructions on how to vote via the internet or by telephone. If you would prefer to receive a paper copy of our proxy materials, please follow the instructions included in the Notice of Internet Availability. Our Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 are available for shareholders at www.proxyvote.com. Instead of receiving future copies of our Proxy Statement and Annual Report on Form 10-K to shareholders by mail, shareholders can access these materials online. Opting to receive your proxy materials online will save us the cost of producing and mailing documents to you; an electronic link to the proxy voting site will be provided to you. Shareholders of record can enroll at www.proxyvote.com for online access to future proxy materials. If you hold your shares in a bank or brokerage account, you also may have the opportunity to receive copies of these documents electronically. Please check the information provided in the proxy materials mailed to you by your bank or broker regarding the availability of this service.

How Do I Access the Virtual Annual Meeting? Who May Attend?

At the virtual annual meeting, shareholders will be able to listen to the meeting live and vote. To be admitted to the virtual annual meeting at www.virtualshareholdermeeting.com/FG2025, you must enter the 16-digit control number available on your proxy card if you are a shareholder of record or included in your voting instruction card and voting instructions you received from your broker, bank or other nominee. Although you may vote online during the virtual annual meeting, we encourage you to vote via the Internet, by telephone or by mail as outlined in the Notice of Internet Availability of Proxy Materials or on your proxy card to ensure that your shares are represented and voted.

The meeting webcast will begin promptly at 11:00 a.m., Central Time, on June 28, 2025, and we encourage you to access the meeting prior to the start time.

Will I Be Able to Ask Questions During the Virtual Annual Meeting?

Shareholders will be able to ask questions through the virtual meeting website during the meeting through www.virtualshareholdermeeting.com/FG2025. The Company will respond to as many appropriate questions during the annual meeting as time allows.

How Can I Request Technical Assistance During the Virtual Annual Meeting?

A technical support line will be available on the meeting website for any questions on how to participate in the virtual annual meeting or if you encounter any difficulties accessing the virtual meeting.

2025 PROXY STATEMENT	F&G Annuities & Life, Inc. | 11

Corporate Governance Highlights

Our board is focused on good governance practices, which promote the long-term interests of our shareholders and support accountability of our board of directors and management. Our board of directors has implemented the following measures to improve our overall governance practices. See “Corporate Governance and Related Matters” for more detail on F&G’s governance practices.

•	Annual performance evaluations of the board of directors and committees

•	Robust stock ownership guidelines for our executive officers and directors

•	Clawback policy

•	Independent audit, compensation and corporate governance and nominating committees

•	Shareholder engagement on compensation and governance issues

•	No supermajority voting requirement for shareholders to act

Corporate Governance and Related Matters

Corporate Governance Guidelines

Our Corporate Governance Guidelines provide, along with the charters of the committees of the board of directors, a framework for the functioning of the board of directors and its committees and to establish a common set of expectations as to how the board of directors should perform its functions. The Corporate Governance Guidelines address a number of areas including the size and composition of the board, board membership criteria and director qualifications (including consideration of all aspects of diversity when considering new director nominees, including diversity of age, gender, nationality, race, ethnicity and sexual orientation), director responsibilities, board agenda, roles of the Chairman of the board of directors and Chief Executive Officer, meetings of independent directors, committee responsibilities and assignments, board member access to management and independent advisors, director communications with third parties, director compensation, director orientation and continuing education, evaluation of senior management and management succession planning. The board of directors reviews these guidelines and other aspects of our governance at least annually. A copy of our Corporate Governance Guidelines is available for review on our website at investors.fglife.com.

Codes of Ethics

Our board of directors has adopted a Code of Ethics for Senior Financial Officers, which is applicable to our Chief Executive Officer, our Chief Financial Officer and our Chief Accounting Officer, and a Code of Business Conduct & Ethics, which is applicable to all our directors, officers and employees. The purpose of these codes is to: (i) promote honest and ethical conduct, including the ethical handling of conflicts of interest; (ii) promote full, fair, accurate, timely and understandable disclosure; (iii) promote compliance with applicable laws and governmental rules and regulations; (iv) ensure the protection of our legitimate business interests, including corporate opportunities, assets and confidential information; and (v) deter wrongdoing. Our codes of ethics are designed to maintain our commitment to our longstanding standards for ethical business practices. Our reputation for integrity is one of our most important assets and each of our employees and directors is expected to contribute to the care and preservation of that asset. Under our codes of ethics, an amendment to or a waiver or modification of any ethics policy applicable to our directors or executive officers must be disclosed to the extent required under Securities and Exchange Commission and/or New York Stock Exchange rules. We intend to disclose any such amendment or waiver by posting it on our website at investors.fglife.com. Copies of our Code of Business Conduct & Ethics and our Code of Ethics for Senior Financial Officers are available for review on our website at investors.fglife.com.

12 | F&G Annuities & Life, Inc.	2025 PROXY STATEMENT

Our Approach to Environmental, Social, and Governance (ESG)

F&G’s product solutions provide social good by supporting clients to achieve their retirement goals and to improve their financial lives, while protecting against unforeseen events through life insurance policies. This sentiment of service provides the foundation for F&G’s culture and guides business operations as well as interactions within our communities. Our Company and our Board is committed to sustainable practices to serve our employees, business partners and the community. The F&G Audit Committee (“AC”) is responsible for overseeing the Company’s sustainability risks. Such risks may include climate risks as a subset of investment risks. The Company’s Chief Risk Officer (“CRO”) will continue to update the AC on F&G’s climate risk profile as risks and opportunities arise. The AC and Enterprise Risk Management Committee utilize and rely on other groups and committees within F&G to facilitate that all risks and opportunities related to our sustainability are addressed appropriately.

Operational sustainability, community engagement and workforce flexibility: F&G aims to reduce the company’s environmental footprint through a variety of sustainable and environmentally sound programs within its LEED-certified headquarters building in Des Moines, Iowa. F&G also promotes flexible work from home arrangements which reduce commute time, greenhouse gas emissions, and paper usage. F&G focuses its community engagement and charitable giving to support essential needs such as food insecurity and housing. In recent years, F&G has won multiple awards for its corporate support and employee involvement with United Way, including Outstanding Corporate/Foundation Philanthropist for 2023 from the Association of Fundraising Professionals Central Iowa Chapter. Other community investments include:

•	Serving as founding partner of the American Council of Life Insurer’s Impact Investments Initiative (“360 Community Capital”) to make housing affordable and sustainable in underserved communities. Supporting employee training, educating through LinkedIn learning with a wide array of topics (e.g., Using Gender inclusive language, Fueling your Company Culture, Inclusive Leadership, Unconscious Bias, etc.), tuition reimbursement, and manager and leadership training.

•	Fostering partnerships in the Des Moines community with the Food Bank of Iowa and Polk County Housing Trust.

•	Offering company-wide volunteer events for employees to make an impact locally with organizations such as Rebuilding Together.

•	Providing employees with 16 hours of paid time off per year for volunteering.

•	Supporting dozens of other community organizations identified by F&G employees in support of essential needs within the community where they live and work.

F&G is committed to providing employees with the opportunities and flexibility they need to succeed, as well as ensuring a culture of belonging and inclusion by:

•	Providing well rounded benefits that support employees diverse needs such as, domestic partner medical coverage, gender dysphoria services, $50,000 lifetime maximum for infertility services ($35,000 is United Health Care standard), travel & lodging reimbursement for services rendered out-of-state due to state law, Employee Assistance Program including 6 free counseling sessions per person per incident per year, in addition to other emotional health solutions, $10,000 in adoption assistance benefit, parental leave benefits, flexible PTO and lifestyle reimbursements.

•	Supporting employee training, developing and educating through LinkedIn learning with a wide array of topics (e.g., Using Gender inclusive language, fueling your Company Culture, Inclusive Leadership, Unconscious Bias, etc.), tuition reimbursement, and manager and leadership training.

•	Hosting educational and developmental events such as, a Mental Health Awareness and Racial Equity Master Class, a Mental Health panel, and a panel on Neurodiversity.

•	Recognized for several Cultural Excellence Awards in 2024, 2023 and 2022 through Energage, for excellence in 1) Compensation and Benefits, 2) Leadership, 3) Work-Life Flexibility, 4) Professional Development, 5) Appreciation, 6) Employee Wellbeing, 7) Professional Development and 8) Purpose and Values.

2025 PROXY STATEMENT	F&G Annuities & Life, Inc. | 13

Data Privacy and Cybersecurity

F&G is highly dependent on information technology. We are focused on making strategic investments in information security to protect our clients and our information systems. Our investments include both capital expenditures and operating expenses for hardware, software, personnel and consulting services. As our primary solutions and services evolve, we apply a comprehensive approach to the mitigation of identified security risks. We have established policies, including those related to privacy, information security and cybersecurity, and we employ a broad and diversified set of risk monitoring and risk mitigation techniques.

Internal audits, external audits, regulatory reviews and self-assessments are conducted to assess the effectiveness and maturity of our Enterprise Risk Management and Information Security Program on a recurring basis. We maintain Miscellaneous Professional Liability insurance which provides coverage for cybersecurity incidents as part of our insurance program.

Our board has a strong focus on cybersecurity. Our approaches to cybersecurity and privacy are overseen by the audit committee. At each regular meeting of the audit committee of our board of directors, our Chief Risk Officer and Chief Audit Executive provide reports relating to existing and emerging risks, including, as appropriate, risk assessments, cyber and data security risks and any security incidents. Our audit committee chairman reports on these discussions to our board of directors on a quarterly basis. In addition, our audit committee chairman and one of our other audit committee members have attended third-party director education courses on cybersecurity and privacy issues and trends in recent years.

Our employees are one of our strongest assets in protecting our customers’ information and mitigating risk. We maintain comprehensive and tailored training programs that focus on applicable privacy, security, legal and regulatory requirements that provide ongoing enhancement of the security and risk culture at F&G. We continue to provide strong focus on all areas of cybersecurity, including threat and vulnerability management, security monitoring, identity and access management, phishing awareness, risk oversight third-party risk management, disaster recovery and continuity management.

The Board

Our board is composed of William P. Foley, II (Chairman), Douglas K. Ammerman, Christopher O. Blunt, Celina J. Wang Doka, Douglas Martinez, Michael J. Nolan, Raymond R. Quirk and John D. Rood.

Our board met four times in 2024. All directors attended at least 75% of the meetings of the board and of the committees on which they served during 2024. Our non-management directors also met periodically in executive sessions without management. We do not, as a general matter, require our board members to attend our annual meeting of shareholders, although each of our directors is invited to attend our 2025 annual meeting. None of our directors attended our 2024 annual meeting of shareholders.

Status as a Controlled Company

Because FNF owns approximately 82% of the shares of outstanding F&G common stock, we are a controlled company within the meaning of the rules of the New York Stock Exchange. In accordance with a provision in New York Stock Exchange rules for controlled companies, the Company is not required to comply with New York Stock Exchange listing standards that provide for (1) a majority of the Board of Directors being composed of independent directors, (2) a nominating/corporate governance committee composed solely of independent directors and (3) a compensation committee composed solely of independent directors. Notwithstanding these exemptions, all the members of our compensation committee and nominating and governance committee are independent in accordance with the New York Stock Exchange listing standards. This may change in the future, however, at the Company’s discretion.

The controlled company exemptions do not modify the independence requirements for the audit committee, and we have complied with the requirements of the Sarbanes-Oxley Act and the New York Stock Exchange.

14 | F&G Annuities & Life, Inc.	2025 PROXY STATEMENT

Director Independence

None of Messrs. Blunt, Foley, Quirk or Nolan qualify as independent directors under the New York Stock Exchange listing standards by virtue of their respective executive positions with F&G or FNF. The board of directors has determined that Douglas K. Ammerman, John D. Rood, Douglas Martinez and Celina J. Wang Doka are independent under the criteria established by the New York Stock Exchange and our Corporate Governance Guidelines.

In considering the independence of Douglas K. Ammerman and John D. Rood, the board of directors considered that Messrs. Ammerman and Rood serve on the board of directors of FNF and determined that these relationships were not of a nature that would impair their independence.

Committees of the Board

The board has three standing committees: an audit committee, a compensation committee and a corporate governance and nominating committee. The charter of each standing committee is available on the Investor Info page of our website at investors.fglife.com. Each committee reviews its charter annually. Shareholders also may obtain a copy of any of these charters by writing to the Corporate Secretary at the address set forth under “Available Information” below.

Corporate Governance and Nominating Committee

The members of the corporate governance and nominating committee are Messrs. Rood (Chair) and Ammerman. The board of directors has determined that Messrs. Rood and Ammerman are independent under the criteria established by the New York Stock Exchange. The corporate governance and nominating committee met one time in 2024.

The primary functions of the corporate governance and nominating committee, as identified in its charter, are:

•	Identifying individuals qualified to become members of the board and making recommendations to the board regarding nominees for election;

•	Reviewing the independence of each director and making a recommendation to the board with respect to each director’s independence;

•	Overseeing the evaluation of the performance of the board and its committees on a continuing basis, including an annual self-evaluation of the performance of the corporate governance and nominating committee and its charter;

•	Developing and recommending to the board the corporate governance principles applicable to us and reviewing our corporate governance guidelines at least annually;

•	Making recommendations to the board with respect to the membership of the audit, compensation and corporate governance and nominating committees;

•	Considering director nominees recommended by shareholders; and

•	Reviewing our overall corporate governance and reporting to the board on its findings and any recommendations.

2025 PROXY STATEMENT	F&G Annuities & Life, Inc. | 15

Audit Committee

The members of the audit committee are Douglas K. Ammerman (Chair), John D. Rood, Douglas Martinez and Celina J. Wang Doka. The board has determined that each of the audit committee members is financially literate and independent as required by the rules of the Securities and Exchange Commission and the New York Stock Exchange, and that each of Mr. Ammerman, Mr. Rood, Mr. Martinez and Ms. Doka is an audit committee financial expert, as defined by the rules of the Securities and Exchange Commission. The board of directors also reviewed Mr. Ammerman’s service on the audit committee in light of his concurrent service on the audit committees of three other companies. The board of directors considered Mr. Ammerman’s extensive financial and accounting background and expertise as a former partner of KPMG, his knowledge of our company and understanding of our financial statements as a long-time director and audit committee member, and the fact that Mr. Ammerman is retired from active employment, and determined that Mr. Ammerman’s service on the audit committees of four public companies, including F&G’s audit committee, would not impair his ability to effectively serve on F&G’s audit committee. The audit committee met five times in 2024.

The primary functions of the audit committee include:

•	Appointing, compensating and overseeing our independent registered public accounting firm;

•	Overseeing the integrity of our financial statements and our compliance with legal and regulatory requirements and the internal audit function;

•	Conducting an annual self-evaluation of the performance of the audit committee and its charter;

•	Overseeing the adequacy and effectiveness of disclosure controls and procedures and internal control over financial reporting;

•	Discussing the annual audited financial statements and unaudited quarterly financial statements with management and the independent registered public accounting firm;

•	Establishing procedures for the receipt, retention and treatment of complaints (including anonymous complaints) we receive concerning accounting, internal accounting controls, auditing matters or potential violations of law;

•	Pre-approving audit and non-audit services provided by our independent registered public accounting firm;

•	Discussing earnings press releases and financial information provided to analysts and rating agencies;

•	Discussing with management our policies and practices with respect to risk assessment and risk management, including those relating to cybersecurity and ESG risk;

•	Reviewing any material transaction between our Chief Financial Officer or Chief Accounting Officer that has been approved in accordance with our Code of Ethics for Senior Financial Officers, and providing prior written approval of any material transaction between us and our Chief Executive Officer;

•	Producing an annual report for inclusion in our proxy statement, in accordance with applicable rules and regulations;

•	Reviewing and approving all transactions involving an amount in excess of $120,000 in which F&G is to be a participant and in which any related person has a direct or indirect material interest; and

•	Overseeing the adequacy and effectiveness of procedures to ensure legal and regulatory compliance with the Code of Conduct.

16 | F&G Annuities & Life, Inc.	2025 PROXY STATEMENT

Report of the Audit Committee

The audit committee of the board of directors submits the following report on the performance of certain of its responsibilities for the year 2024:

In performing our oversight function, we reviewed and discussed with management and Ernst & Young LLP, or EY, our independent registered public accounting firm, our audited financial statements as of and for the year ended December 31, 2024. Management and EY reported to us that our consolidated financial statements present fairly, in all material respects, the consolidated financial position and results of operations and cash flows of F&G and its subsidiaries in conformity with generally accepted accounting principles. We also discussed with EY matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC.

We have received and reviewed the written disclosures and the letter from EY required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence and have discussed with EY their independence. In addition, we have considered whether EY’s provision of non-audit services to us is compatible with their independence.

Finally, we discussed with our internal auditors and EY the overall scope and plans for their respective audits. We met with EY at each meeting. Management was present for some, but not all, of these discussions. These discussions included the results of their examinations, their evaluations of our internal controls and the overall quality of our financial reporting.

Based on the reviews and discussions referred to above, we recommended to our board of directors that the audited financial statements referred to above be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, and that EY be appointed independent registered public accounting firm for F&G for 2025.

In carrying out our responsibilities, we look to management and the independent registered public accounting firm. Management is responsible for the preparation and fair presentation of our financial statements and for maintaining effective internal control. Management is also responsible for assessing and maintaining the effectiveness of internal control over the financial reporting process. The independent registered public accounting firm is responsible for auditing our annual financial statements and expressing an opinion as to whether the statements are fairly stated in conformity with generally accepted accounting principles. The independent registered public accounting firm is also responsible for auditing our internal controls and expressing an opinion as to whether the Company maintained, in all material respects, effective internal control over financial reporting based on criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission.

The independent registered public accounting firm performs its responsibilities in accordance with the standards of the Public Company Accounting Oversight Board. Our members are not professionally engaged in the practice of accounting or auditing, and are not experts under the Securities Exchange Act of 1934, as amended, in either of those fields or in auditor independence.

The foregoing report is provided by the following independent directors, who constitute the committee:

AUDIT COMMITTEE

Douglas K. Ammerman (Chair)

John D. Rood

Douglas Martinez

Celina J. Wang Doka

2025 PROXY STATEMENT	F&G Annuities & Life, Inc. | 17

Compensation Committee

The members of the compensation committee are Messrs. Rood (Chair) and Ammerman. Each of Messrs. Rood and Ammerman was deemed to be independent by the board, including for the purposes of serving on the compensation committee, as required by the New York Stock Exchange. The compensation committee met three times during 2024. The functions of the compensation committee include the following:

•	Reviewing and approving corporate goals and objectives relevant to the Chief Executive Officer’s compensation, evaluating his performance in light of those goals and objectives, and setting the Chief Executive Officer’s compensation level based on this evaluation;

•	Setting salaries and approving incentive compensation and equity awards, as well as compensation policies, for all other officers who are designated as Section 16 officers by our board;

•	Producing an annual report for inclusion in our proxy statement, in accordance with applicable rules and regulations;

•	Making recommendations to the board with respect to incentive compensation programs and equity-based plans that are subject to board approval;

•	Administering and interpreting the Company’s incentive-based recovery policy;

•	Reviewing and discussing with management of F&G the Compensation Discussion and Analysis, as applicable;

•	Conducting an annual self-evaluation of the performance of the compensation committee and its charter;

•	Reviewing and approving the annual compensation risk assessment and CEO pay ratio disclosure, as applicable;

•	Considering the results of the most recent shareholder advisory vote on executive compensation and making recommendations to the board regarding any change to the frequency with which F&G will conduct a say-on-pay vote, as applicable;

•	Granting any awards under equity compensation plans and annual bonus plans to our Chief Executive Officer and other Section 16 Officers; and

•	Approving the compensation of our non-management directors.

For more information regarding the responsibilities of the compensation committee, please refer to the sections of this proxy statement entitled “Compensation Discussion and Analysis” and “Director Compensation” below.

Board Leadership Structure

We have separated the positions of Chief Executive Officer and Chairman of the board of directors in recognition of the differences between the two roles. As our Executive Chairman of the board, Mr. Foley continues to be the driving force behind the development and execution of our strategic direction. As Chief Executive Officer, Mr. Blunt leads all activities related to the growth and expansion of our insurance related businesses and operations, overall financial performance, and investor relations. We believe this leadership structure is appropriate and allows our CEO and Executive Chairman to focus on the responsibilities of their respective offices while creating a collaborative relationship that benefits our Company.

Board Role in Risk Oversight

The board of directors administers its risk oversight function directly and through committees. The audit committee oversees F&G’s financial reporting process, risk management program, including information technology, cybersecurity and ESG risk, legal and regulatory compliance, performance of the independent auditor, internal audit function, and financial and disclosure controls. Management also reports quarterly to the audit committee and the board of directors regarding claims, and the audit committee receives quarterly reports on compliance matters. Our audit committee also oversees our environmental sustainability policies and programs.

18 | F&G Annuities & Life, Inc.	2025 PROXY STATEMENT

Our board has a strong focus on cybersecurity. At each regular meeting of the audit committee, our Chief Risk Officer and Chief Audit Executive provide reports relating to our cyber and data security practices, risk assessments, emerging issues and any security incidents. Our audit committee chairman reports on these discussions to our board of directors on a quarterly basis. In addition, Mr. Rood and Mr. Ammerman have attended third-party director education courses on cybersecurity and privacy issues and trends.

The corporate governance and nominating committee considers the adequacy of F&G’s governance structures and policies. The compensation committee reviews and approves F&G’s compensation and other benefit plans, policies and programs and considers whether any of those plans, policies or programs creates risks that are likely to have a material adverse effect on F&G. Each committee provides reports on its activities to the full board of directors.

On an ongoing basis management identifies strategic risks of F&G and aligns both its disclosure controls and procedures and its annual audit plan with the identified and addressable risks. Risks are evaluated over all timeframes, however the focus of management’s risk assessment is on risks to the long-term viability of F&G. Risks with the potential for an adverse impact to the Company in the near term are prioritized to the extent they present a risk to the viability of the Company. Management presents updates on the current year progress of the Company’s risk management program to the audit committee quarterly.

Contacting the Board

Any shareholder or other interested person who desires to contact any member of the board or the non-management members of the board as a group may do so by writing to: Board of Directors, c/o Corporate Secretary, F&G Annuities & Life, Inc., 801 Grand Ave. Suite 2600, Des Moines, Iowa 50309. Communications received are distributed by the Corporate Secretary to the appropriate member or members of the board.

Certain Information About Our Directors

Director Criteria, Qualifications and Experience and Process for Selecting Directors

Our board and the corporate governance and nominating committee are committed to including the best available candidates for nomination to election to our board based on merit. Our board and our corporate governance and nominating committee periodically evaluate our board’s composition with the goal of developing a board that meets our strategic goals, and one that includes diverse, experienced and highly qualified individuals.

The corporate governance and nominating committee does not set specific, minimum qualifications that nominees must meet for the committee to recommend them to the board, but rather believes that each nominee should be evaluated based on his or her individual merits, taking into account our needs and the overall composition of the board. In accordance with our Corporate Governance Guidelines, the corporate governance and nominating committee considers, among other things, the following criteria in fulfilling its duty to recommend nominees for election as directors:

•	Personal qualities and characteristics, accomplishments and reputation in the business community;

•	Current knowledge and contacts in the communities in which we do business and, in our industry, or other industries relevant to our business;

•	Ability and willingness to commit adequate time to the board and committee matters;

•	The fit of the individual’s skills and personality with those of other directors and potential directors in building a board that is effective, collegial and responsive to our needs; and

•	Diversity of viewpoints, background, experience, and other demographics, and all aspects of diversity to enable the board to perform its duties and responsibilities effectively, including candidates with a diversity of age, gender, nationality, race, ethnicity, and sexual orientation.

Each year in connection with the nomination of candidates for election to the board, the corporate governance and nominating committee evaluates the background of each candidate, including candidates that may be submitted by shareholders.

2025 PROXY STATEMENT	F&G Annuities & Life, Inc. | 19

Composition, Tenure, Recent Refreshment and Diversity

We believe that the current composition of our board has served us well and that our current directors possess relevant experience, skills and qualifications that contribute to a well-functioning board that effectively oversees our long-term strategy. As the need arises, we will selectively add new board members who have important skill sets, experience or diversity of viewpoint. Our board is composed of a mix of directors, some of whom have served on our board since before our spin-off from FNF (the Spin-Off) and have a strong understanding of our business, operational and strategic goals, as well as our industry and the risks we face, and others who have joined our board more recently and bring new skills, experience and perspectives to our board. Having directors with a longevity of service and deep understanding of our business has been critical to our ability to effectively execute on our long-term strategy, but we recognize the importance of adding new highly talented directors to broaden the skills and experience of our board as a whole and add new and diverse viewpoints.

Our corporate governance and nominating committee regularly examines ways that it can foster the diversity of our board across many dimensions to maintain its ability to operate at a high-functioning level and to reflect the board’s commitment to inclusiveness. In connection with this examination, our Corporate Governance Guidelines expressly include diversity of age, gender, nationality, race, ethnicity, and sexual orientation as a part of the criteria the committee may consider when selecting nominees for election to the board, all in the context of the needs of our board at any given point in time. Specifically, the corporate governance and nominating committee is focused on considering highly qualified women and individuals from minority groups as candidates for nomination as directors.

Our corporate governance and nominating committee also considers whether our directors have sufficient time to devote to service on our board. Mr. Foley, who also serves on of the boards of several other public companies, provides high-value added services to our Company and board. Mr. Foley led the strategy that resulted in FNF’s acquisition of our business on June 1, 2020. Under Mr. Foley’s leadership, we have benefited from financial strength ratings upgrades since the acquisition. These upgrades, valued by our distribution partners, positioned us to quickly expand our business in our existing channels and gain access to new markets. Gross sales increased from $4.5 billion for the full year 2020 to $15.3 billion in 2024 and did so profitably. With our success in expanding distribution under FNF’s ownership, we have grown assets under management (AUM) from $26.5 billion at the time of acquisition to $53.8 billion as of December 31, 2024. We now operate in and source significant premiums from three distinct retail channels and two institutional markets versus a single channel prior to the acquisition by FNF in June 2020. He has unparalleled knowledge of our business, industry and customers that is invaluable to our Company and our board as we continually evaluate, evolve and execute on our long-term strategy. Mr. Foley has a strong track record of building and maintaining shareholder value and successfully negotiating and executing mergers, acquisitions and other strategic transactions.

We believe that Mr. Foley is able to fulfill his role and devote sufficient time to F&G while serving on the boards of several other public companies. Mr. Foley’s service as Chairman of FNF and Executive Chairman of F&G is part of the FNF board’s and our board’s strategy for the long- term success of F&G as an 82% owned subsidiary and we believe his service in that role will drive long-term value for both our shareholders and FNF’s shareholders.

20 | F&G Annuities & Life, Inc.	2025 PROXY STATEMENT

Information About the Director Nominees and Continuing Directors

Biographical information concerning our nominees proposed for election at the annual meeting as Class II directors of the Company, as well as our continuing Class I and Class III directors, including each director’s relevant experience, qualifications, skills and diversity, is included below.

Class III Directors - Term Expiring in 2028 (if elected)
Name	Position	Age
William P. Foley, II	Director; Executive Chairman of the Board	80
Christopher O. Blunt	Director; President and Chief Executive Officer	62

William P. Foley, II: Mr. Foley has served as Executive Chairman of F&G since November 2022. Mr. Foley is a founder of FNF and has served as Chairman of the board of directors of FNF since 1984. He served as Chief Executive Officer of FNF until May 2007 and as President of FNF until December 1994. Mr. Foley has served as Chief Executive Officer and Chief Investment Officer of Cannae Holdings, Inc. since February 2024, and as Chairman of Cannae Holdings, Inc. since July 2017. Mr. Foley has served as non-executive Chairman of the board of directors of Dun & Bradstreet Holdings, Inc. since February 2019 and as Executive Chairman since February 2022. Mr. Foley has served as a director of Alight since April 2021 and previously served as the non-executive Chairman of the board of directors from April 2021 through February 2025 and served on the board of its predecessor, Foley Trasimene Acquisition Corp. from May 2020 until April 2021. Mr. Foley has served as a director of Foley Wines Ltd., a New Zealand company, since January 2025 and previously served as the Chairman of the board of directors from September 2012 until March 2023. From January 2014 to June 2021, Mr. Foley also served as Chairman of the Board of Black Knight, Inc. and its predecessors. He served as non-executive Chairman of the board of directors of Paysafe Limited and its predecessor, Foley Trasimene Acquisition Corp. II, from March 2020 until March 2022. Mr. Foley formerly served as Co-Chairman of FGL Holdings, as a director of Ceridian HCM Holding Inc. from September 2013 to August 2019 and as Vice Chairman of Fidelity National Information Services, Inc. Mr. Foley formerly served on the boards of Austerlitz Acquisition Corporation I and Austerlitz Acquisition Corporation II and Trebia Acquisition Corp., which were blank check companies, but resigned from those boards in April 2021. After receiving his B.S. degree in engineering from the United States Military Academy at West Point, Mr. Foley served in the U.S. Air Force, where he attained the rank of captain. Mr. Foley received his Master of Business Administration from Seattle University and his Juris Doctor from the University of Washington. Mr. Foley serves on the boards of various foundations and charitable organizations. Mr. Foley’s qualifications to serve on the F&G board of directors include more than 30 years as a director and executive officer of FNF, his strategic vision, his experience as a board member and executive officer of public and private companies in a wide variety of industries, and his strong track record of building and maintaining shareholder value and successfully negotiating and executing mergers, acquisitions and other strategic transactions.

Christopher O. Blunt: Mr. Blunt joined F&G in 2019 after 34 years in a variety of insurance, investment management and marketing roles. Prior to joining F&G, from January 2018 to December 2018, he served as Chief Executive Officer of Blackstone Insurance Solutions, after nearly 13 years at New York Life in a variety of executive leadership roles. During his tenure at New York Life, Mr. Blunt was the President of New York Life’s $500 billion Investment Group and previously Co-President of the Insurance and Agency Group, which included the company’s U.S. Life Operations, Seguros Monterrey, and AARP Direct business. Prior to joining New York Life, Mr. Blunt spent 16 years in a variety of senior marketing and distribution roles in the investment management industry, including Chief Marketing Officer - Americas for Merrill Lynch Investment Managers and as a Managing Director and National Sales Manager for Goldman Sachs Asset Management. Mr. Blunt received a B.A. in history from the University of Michigan and an MBA in finance from The Wharton School at the University of Pennsylvania. Mr. Blunt’s qualifications to serve on the F&G board of directors include his many years of leadership experience across multiple institutions in the insurance industry.

2025 PROXY STATEMENT	F&G Annuities & Life, Inc. | 21

Class II Directors - Term Expiring 2027
Name	Position	Age
Douglas K. Ammerman	Chairman of the Audit Committee	73
	Member of the Compensation Committee
	Member of the Nominating and Governance Committee
Celina J. Wang Doka	Director	64
	Member of the Audit Committee
Raymond R. Quirk	Director	78

Douglas K. Ammerman: Mr. Ammerman has served on our board of directors since December 2022. Mr. Ammerman has also served as a director of Fidelity National Financial, Inc. (FNF) since 2005. Mr. Ammerman is a retired partner of KPMG LLP, where he became a partner in 1984. Mr. Ammerman formally retired from KPMG in 2002. He also serves as a director of Stantec Inc. since September 2011, where he serves as Chairman, as a director of Dun & Bradstreet Holdings, Inc. since February 2019, and as a director of Cannae Holdings, Inc. since February 2024. Mr. Ammerman formerly served on the boards J. Alexander’s Holdings, Inc. and Foley Trasimene Acquisition Corp. Mr. Ammerman’s qualifications to serve on the F&G board of directors include his financial and accounting background and expertise, including his 18 years as a partner with KPMG, and his experience as a director on the boards of other companies.

Celina J. Wang Doka: Ms. Doka has served on our board of directors since July 2023. Ms. Doka is a retired audit partner of KPMG LLP where she led KPMG’s Building, Construction and Real Estate practice in the firm’s Orange County office, served on KPMG’s Partnership Audit Committee, and established and co-led the Orange County Chapter of KPMG’s Network of Women. She also serves as a director of Stantec Inc. since March 2023. She is a Past President of the Board of Directors of Human Options, a non-profit organization focused on ending the cycle of domestic violence, and formerly chaired the Advisory Board for the University of California at Irvine’s Paul Merage School of Business, Program for Real Estate Management. Ms. Doka’s qualifications to serve on the F&G board of directors include her financial and accounting background and expertise, including her 39 years with KPMG, where she provided accounting and auditing services for a wide variety of public and private clients, specializing in the real estate, investment management, civil engineering, medical device, life sciences, pharmaceutical and title insurance industries.

Raymond R. Quirk: Mr. Quirk has served on our board of directors since August 2020. Mr. Quirk has served as Executive Vice-Chairman of FNF since February 2022 and formerly served as Chief Executive Officer of FNF from December 2013 to February 2022. He has also served as a director of FNF since February 2017. Previously, he had served as the President of FNF from April 2008 to December 2013. Mr. Quirk served as Co-President of FNF from May 2007 to April 2008 and as Co-Chief Operating Officer of FNF from October 2006 until May 2007. Since joining FNF in 1985, Mr. Quirk has served in numerous executive and management positions, including Executive Vice President, Division Manager and Regional Manager, with responsibilities for managing direct and agency operations nationally. Mr. Quirk formerly served on the board of directors of J. Alexander’s Holdings, Inc. Mr. Quirk’s qualifications to serve on the F&G board of directors include his more than 40 years of experience with FNF, his deep knowledge of our business and industry and his strong leadership abilities.

22 | F&G Annuities & Life, Inc.	2025 PROXY STATEMENT

Class I Directors - Term Expiring 2026
Name	Position	Age
John D. Rood	Chairman of the Nominating and Governance Committee	70
	Chairman of the Compensation Committee
	Member of the Audit Committee
Michael J. Nolan	Director	65
Douglas Martinez	Member of the Audit Committee	63

John D. Rood: Mr. Rood has served on our board of directors since December 2022. Mr. Rood is the founder and Chairman of The Vestcor Companies, a real estate firm with more than 30 years of experience in multifamily development and investment. Mr. Rood has also served on the board of directors of FNF since May 2013. Mr. Rood served on the board of directors of Black Knight, Inc. from December 2014 until it was acquired by Intercontinental Exchange, Inc. in September 2023. From 2004 to 2007, Mr. Rood served as the US Ambassador to the Commonwealth of the Bahamas. He was appointed by Governor Jeb Bush to serve on the Florida Fish and Wildlife Commission where he served until 2004. He was appointed by Governor Charlie Crist to the Florida Board of Governors, which oversees the State of Florida University System, where he served until 2013. Mr. Rood was appointed by Mayor Lenny Curry to the JAXPORT Board of Directors, where he served from October 2015 to July 2016. Governor Rick Scott appointed Mr. Rood to the Florida Prepaid College Board in July 2016, where Mr. Rood serves as Chairman of the Board. Mr. Rood served on the Enterprise Florida and Space Coast Florida board of directors from September 2016 until February 2019. He previously served on the board of Alico, Inc. and currently serves on several private boards. Mr. Rood’s qualifications to serve on the F&G board of directors include his many years of experience in the real estate industry, his leadership experience as a United States Ambassador, his financial literacy, his understanding of cybersecurity risks gained through director training programs, and his experience as a director on boards of both public and private companies. Mr. Rood has participated in numerous risk and audit training programs with KPMG, Booz Allen and the National Association of Corporate Directors (NACD). He is a Board Leadership Fellow with NACD.

Michael J. Nolan: Mr. Nolan has served on our board of directors since August, 2020. Mr. Nolan has served as Chief Executive Officer of FNF since February 2022 and previously served as President of FNF from January 2016 to February 2022. He served as the Co-Chief Operating Officer of FNF from September 2015 to January 2016. Additionally, he served as President of Eastern Operations for Fidelity National Title Group from January 2013 until March of 2022. He has held various executive and management positions, including Division Manager and Regional Manager from the time he joined FNF in 1983, with responsibilities for managing direct and agency operations for the Midwest and East Coast, FNF’s operations in Canada, IPX, Fidelity’s 1031 exchange company, and Fidelity Residential Solutions, Fidelity’s relocation company. Mr. Nolan’s qualifications to serve on the F&G board of directors include his decades of experience in the insurance industry and many leadership roles.

Douglas Martinez: Mr. Martinez has served on our board of directors since April 2023. Mr. Martinez is presently Chairman and CEO of Cross Section Capital, a privately held company, founded in 2019 that focuses on mergers, acquisitions with an array of traditional investment banking and advisory services. From January 2018 to April 2019, Mr. Martinez served as President and Chief Executive Officer for Christian Community Credit Union, a state and federal regulated banking and financial services institution founded in 1957. Mr. Martinez previously served from May 2005 to February 2018 as President and CEO of Cross-Section Ventures Inc., a privately held Investment entity with a focus on high-impact creative strategy and execution, driven by developing a blend of technology innovation’s and vertical integration supply chain solutions. Collectively, Mr. Martinez has 40 years of successful senior executive leadership and management experience ranging across domestic and international Fortune 500 Companies. His oversight and areas of expertise include business development, strategic enterprise expansion and re-alignment, mergers and acquisitions complex manufacturing operations, all facets of financial accountability, risk management and active corporate/board governance service. Specifically, he has led several successful global organizations. Including Executive Director of American Standard’s Global Faucet and plumbing business from June 1984 to October 1987. From November 1988 to June 1995 Mr. Martinez was Executive Vice President & Managing Director for Price Pfister Pfaucet, Inc. (a publicly held company sold to Black & Decker Corporation in 1991). Post acquisition he held additional executive

2025 PROXY STATEMENT	F&G Annuities & Life, Inc. | 23

level positions, including Chair of Black & Decker’s Global Strategic Planning Board. From November 1996 to December 1999, Mr. Martinez served as Senior Vice President of RSI Home Products that went through several financial recapitalizations that were highly successful leading to substantial enterprise growth while benefiting internal and external shareholders. Mr. Martinez’s qualifications to serve on the F&G board of directors are based on his current independent and productive service to date along with his many years of hands-on executive leadership experience spanning a variety of functional disciplines and diversified businesses successfully.

Proposal No. 1: Election of Directors

The certificate of incorporation and the bylaws of the Company provide that our board shall consist of not less than one member, with the exact number of directors to be determined from time to time exclusively by resolution adopted by the Board of Directors. Our directors are divided into three classes. The board determines the number of directors within these limits. The term of office of only one class of directors expires in each year. The Class III directors elected at this annual meeting will hold office for their respective terms or until their successors are elected and qualified. The current number of directors is eight. The board believes that each of the nominees will stand for election and will serve if elected as a director.

At this annual meeting, the persons listed below have been nominated to stand for election to the board as Class III directors for a three-year term expiring in 2028.

William P. Foley, II

Christopher O. Blunt

THE BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE LISTED NOMINEES.

Certain Information About our Executive Officers

The executive officers of the Company are set forth in the table below, together with biographical information, except for Messrs. Blunt and Foley, whose biographical information is included under the section titled “Certain Information about our Directors.”

Name	Position	Age
Christopher O. Blunt	Chief Executive Officer	62
William P. Foley, II	Executive Chairman of the Board	80
John D. Currier	President	54
Conor E. Murphy	Executive Vice President, Chief Financial Officer	56
Wendy J.B. Young	Executive Vice President, Chief Liability Officer	61
Leena Punjabi	Executive Vice President, Chief Investment Officer	46
Michael L. Gravelle	Executive Vice President, General Counsel and Corporate Secretary	63

24 | F&G Annuities & Life, Inc.	2025 PROXY STATEMENT

John D. Currier: Mr. Currier has served as the President of F&G since May 2024. Prior to his appointment as President of F&G, Mr. Currier served as President of Retail Markets of the Company since February 2021. In that role, he was responsible for business unit profit and loss, and oversaw sales, operations, marketing, new business profitability and inforce management. Mr. Currier joined F&G in May 2015 as Deputy Chief Actuary, was named Chief Actuary in October 2016 and was promoted to Chief Actuary and Chief Product Officer in March 2019. Mr. Currier has over 30 years of industry experience. Mr. Currier is not a party to any related person transactions with the Company.

Conor E. Murphy: Mr. Murphy is the Chief Financial Officer of F&G and has served in that role since April 2025. Mr. Murphy is an experienced executive with extensive industry experience having previously served as President and CEO of Resolution Life US. Prior to Resolution Life, Mr. Murphy spent five years as Executive Vice President and Chief Operating Officer at Brighthouse Financial (BHF) where he oversaw the company’s operations during the transition from MetLife, as well as managing the company’s life and annuity businesses including product development, pricing and underwriting. Mr. Murphy was also responsible for BHF’s strategy and finance functions including serving as interim CFO. Prior to joining BHF, Mr. Murphy held multiple senior positions at MetLife over his 17-year tenure including being MetLife’s first European CFO as well as CFO of Latin America. Prior to MetLife, Mr. Murphy spent seven years in the financial services practice at PwC where he managed significant insurance client relationships.

Wendy J.B. Young: Ms. Young is the Executive Vice President, Chief Liability Officer of F&G. She has served in this role since April 2025. Ms. Young served as Chief Financial Officer from February 2022 until April 2025. Ms. Young has over 35 years of insurance industry experience and over 25 years with F&G, working in a broad range of actuarial, finance and reinsurance functions. From February 2014 to February 2022, Ms. Young served as F&G’s CRO and CEO of F&G’s Bermuda reinsurance entities. As Chief Liability Officer, Ms. Young oversees all aspects of the corporate actuarial, asset liability management, reinsurance and offshore entity activities for the Company.

Leena Punjabi: Ms. Punjabi has served as Executive Vice President, Chief Investment Officer for F&G since March 2023. Ms. Punjabi served as Senior Vice President, Chief Investment Officer from January 2021 until March 2023. She oversees F&G’s investment portfolios in partnership with Blackstone Insurance Solutions. Prior to joining F&G in 2019 as VP, Asset Management, she was a Principal at Mercer where she worked for 13 years providing investment advice to insurance companies and corporate pension plans.

Michael L. Gravelle: Mr. Gravelle has served as the Executive Vice President, General Counsel and Corporate Secretary of F&G since May 2024. He has also served as Executive Vice President, General Counsel and Corporate Secretary of FNF since January 2010, and he has served as Corporate Secretary since 2008. Mr. Gravelle has also served as Executive Vice President, General Counsel and Corporate Secretary of Cannae since April 2017. Mr. Gravelle previously served as Executive Vice President and General Counsel of Black Knight, Inc. and its predecessors from January 2014 until December 2023, where he also served as Corporate Secretary from January 2014 until May 2018. He previously served as General Counsel and Corporate Secretary of AUS and ASZ from January 2021 through December 2022, of FTAC II from July 2020 through March 2021 and of FTAC from March 2020 to July 2021.

2025 PROXY STATEMENT	F&G Annuities & Life, Inc. | 25

Compensation Discussion and Analysis

In this compensation discussion and analysis section, we provide an overview and analysis of F&G’s executive compensation programs. Prior to the distribution and separation from FNF on December 1, 2022, we had been a wholly owned subsidiary of FNF and our compensation decisions were made by FNF’s senior management and the Compensation Committee of FNF’s board of directors. Since December 1, 2022, the Compensation Committee of F&G (the F&G Compensation Committee) reviews all aspects of compensation and may make adjustments that it believes are appropriate in structuring our executive compensation arrangements.

The discussion below is intended to help provide an understanding of the detailed information in the compensation tables and related narrative disclosure below. We discuss the material elements of our compensation program and the material factors considered by the F&G Compensation Committee in making compensation decisions. The following table identifies our named executive officers (NEOs) as of December 31, 2024, as defined by Securities and Exchange Commission regulations:

Named Executive Officers (NEOs)	Position
Christopher O. Blunt	Chief Executive Officer and Director
Wendy J.B. Young	Chief Financial Officer
John D. Currier	President[1]
Leena Punjabi	Chief Investment Officer
William P. Foley	Executive Chairman[2]

1  Mr. Currier was appointed to serve as President of F&G on May 8, 2024. Prior to his appointment as President of F&G, Mr. Currier served as President of Retail Markets.

2  In connection with Mr. Foley’s appointment to the board of directors of the Company, he assumed the role of Executive Chairman as of December 1, 2022.

Compensation Overview and Practices

Overview

The F&G Compensation Committee considered several important qualitative and quantitative factors when determining the overall compensation of named executive officers in 2024, including:

●        The executive officer’s experience, knowledge, skills, level of responsibility and potential to influence company performance;

•       The executive officer’s prior salary levels, annual incentive awards, annual incentive award targets and long-term equity incentive awards;

•       The business environment and F&G’s business objectives and strategy;

•       F&G’s financial performance in the prior year;

•       The need to retain and motivate executives;

•       Corporate governance and regulatory factors related to executive compensation; and

•       Marketplace compensation levels and practices.

Role of F&G’s Executive Officers

In evaluating the compensation of F&G’s named executive officers, the F&G Compensation Committee considers the recommendations from F&G’s Chief Executive Officer with respect to the compensation of his direct reports. In making recommendations, the Chief Executive Officer reviews the performance of the other named executive officers (other than Mr. Foley), job responsibilities, importance to F&G’s overall

26 | F&G Annuities & Life, Inc.	2025 PROXY STATEMENT

business strategy, and F&G’s compensation philosophy. F&G’s Chief Executive Officer does not make recommendations to the F&G Compensation Committee regarding his own compensation or Mr. Foley’s compensation. The compensation decisions are not formulaic, and the members of the F&G Compensation Committee did not assign precise weights to the factors listed above. The F&G Compensation Committee utilized their individual and collective business judgment to review, assess, and approve compensation for F&G’s named executive officers.

Role of F&G’s Compensation Consultant

In 2024, the F&G Compensation Committee used Strategic Compensation Group as our independent compensation consultant. Strategic Compensation Group gathered marketplace compensation data on total compensation, which consists of annual salary, annual incentives, long-term incentives, executive benefits, executive ownership levels, pay mix and other key statistics. This data is collected and analyzed annually. The marketplace compensation data provides a point of reference for the F&G Compensation Committee, but the F&G Compensation Committee ultimately makes subjective compensation decisions based on all the factors described above. For 2024, Strategic Compensation Group used two marketplace data approaches: (1) two general executive compensation surveys with a focus on companies with similar Assets Under Management (AUM), and (2) compensation information from F&G’s peer group. The Strategic Compensation Group performed these services solely on behalf of the F&G Compensation Committee. The F&G Compensation Committee has assessed the independence of the Strategic Compensation Group, as required under the New York Stock Exchange and Securities and Exchange Commission rules and has concluded that no conflict of interest exists with respect to its services to the F&G Compensation Committee.

F&G’s Peer Group

In 2024, Strategic Compensation Group recommended, and F&G’s Compensation Committee approved the below as F&G’s peer group.

American Equity Investment Life	CNO Financial Group, Inc.	Lincoln National Corp
Assurant, Inc.	Equitable Holdings, Inc.	Primerica, Inc.
Axis Capital Holdings LLC	Genworth Financial, Inc.	Principal Financial Group
Brighthouse Financial, Inc.	Globe Life, Inc.	Unum Group
Brown & Brown, Inc.	Jackson Financial, Inc.	Voya Financial, Inc.
Cincinnati Financial	Kemper Corp

Compensation Practices of F&G

In 2024, Strategic Compensation Group reviewed the structure and mechanics of the various components of our compensation programs and practices. To obtain a complete view of the competitive market for talent, Strategic Compensation Group considered data from published survey sources, which includes industry peers from privately held and publicly traded organizations. In particular, Strategic Compensation Group analyzed three key elements: current competitive market positioning, incentive plan design, and equity plan design. Competitive market positioning relates to overall base pay delivery, base salaries, annual and long-term incentive targets and payouts. Equity plan design is the assessment of the design attributes of other organizations’ incentive plans that provide perspectives on performance measurement, long-term incentive vehicles, vesting and shareholding requirements.

Strategic Compensation Group’s assessment in 2024 indicated that our compensation structure is well-balanced, aligns to F&G’s philosophies and demonstrates alignment between company performance and executive compensation. Our named executive officers’ 2024 total direct compensation (consisting of base salaries, annual performance-based cash incentives and long-term equity incentives) generally fell near the 50th percentile of the peer group data, with base salaries falling slightly below the 50th percentile. This approach aligns with our philosophy of emphasizing variable performance-based compensation over fixed compensation.

2025 PROXY STATEMENT	F&G Annuities & Life, Inc. | 27

Other Related Considerations

Components of F&G’s Executive Compensation Program

F&G compensates its executive officers primarily through a mix of base salary, annual cash incentives and long-term equity-based incentives. Mr. Foley did not receive a base salary or an annual cash incentive in 2024. F&G also provides its executive officers (other than Mr. Foley) with the same retirement and employee benefit plans that are offered to other F&G employees. Mr. Foley did not participate in the F&G retirement and employee benefit plans in 2024. The following table provides information regarding the elements of compensation provided to F&G’s named executive officers in 2024.

Component	Purpose	Key Features
Base Salary	• Provide a fixed level of compensation • Compensate executive officers fairly for the responsibility of the position held and reflect competitive practices

Salary levels set based on an assessment of:

• Level of responsibility

• Experience and time in position

• Individual performance

• Future potential

• Competitiveness

• Internal pay equity considerations

• Salary levels are reviewed annually by the committee and adjusted as appropriate

Short-Term Incentives	• Provide executive officers with incentives to achieve objectives to drive short- and long-term business performance • Support attracting and retaining the best available talent	• Awards based on achievement of financial and corporate objectives • Awards determined on annual basis
Long-Term Incentives Performance Vesting Restricted Stock	• Provide executive officers with incentives to achieve long-term success • Align executive officers’ interests with the interests of our shareholders	• Vesting subject to performance objectives • Three-year vesting schedule
Benefits and Other	• Our named executive officers’ benefits generally mirror our company-wide employee benefit programs.	• ESPP, 401(k) Plan, health insurance and other benefits

Set forth below is a discussion of each component of compensation, the rationale for each component, and how each component fits into our overall compensation philosophy.

28 | F&G Annuities & Life, Inc.	2025 PROXY STATEMENT

Base Salary

We provide a base salary to compensate F&G’s NEOs (other than Mr. Foley) for their services rendered on a day-to-day basis during the year. Base salaries are set to attract and retain executives with qualities necessary to ensure our short-term and long-term financial success. Base salary levels are set to be competitive with the salaries of executives in similar positions with similar responsibilities at comparable companies. The F&G Compensation Committee determines an executive’s base salary is based on market compensation rates and individual factors, including personal performance and contribution, experience in the role, scope of responsibility and overall impact on the business. Base salaries are reviewed annually and adjusted when necessary to reflect market conditions as well as individual roles and performance. For fiscal 2024, the F&G Compensation Committee approved increases for our NEOs, as a result of a market-based compensation review.

The table below shows base salaries for fiscal 2024, on an annualized basis, for F&G’s NEOs:

Name	2023 Base Salary	2024 Base Salary	Percent Change
Christopher O. Blunt	$500,000	$550,000	10.00%
Wendy J.B. Young	$500,000	$550,000	10.00%
John D. Currier	$500,000	$550,000	10.00%
Leena Punjabi	$425,000	$500,000	17.65%
William P. Foley	—	—	—

Annual Cash Incentive Programs

In order to promote our “pay for performance” culture, we pay annual cash incentives to our executives (other than Mr. Foley) for achieving performance targets that support the financial and corporate goals established by our Employee Incentive Plan (EIP). Our EIP allows for annual cash-based bonus awards intended to attract and retain the best available executive officers to be responsible for the management, growth, and success of our business and to provide an incentive for such individuals to exert their best efforts on behalf of our company and shareholders. Our Chief Executive Officer and executive team develop an annual business plan that includes objectives to drive short- and long-term business performance. The F&G Compensation Committee reviews these objectives and establishes performance targets. Performance against plan objectives is reviewed and approved by the F&G Compensation Committee to establish the bonus pool for each performance period. Short-term incentive payouts require that minimum targets be satisfied and allow for recognition of individual performance and contribution toward those goals.

The EIP includes a financial performance component based on the annual business plan weighted at 80% and a corporate initiatives component weighted at 20%. For fiscal 2024, the performance metrics for the EIP were:

Metrics	Weighting
Achieve the Financial Plan[1]	80%
Sales
Adjusted Net Earnings, excluding Significant Income and Expense (SIE) (available to common shareholders)
Corporate Initiatives	20%
Grow our reach: grow and diversify our earnings
Engage: continue to drive engagement levels and engage with our policyholders, distribution and communities
Modernize: execute on process improvements throughout the organization

[1]	Sales and Adjusted Net Earnings are Non-GAAP financial measures. For reconciliation with GAAP, please see “Non-GAAP Financial Measures” in our Annual Report on Form 10-K filed with the SEC on February 28, 2025.

2025 PROXY STATEMENT	F&G Annuities & Life, Inc. | 29

The F&G Compensation Committee approved the percentage of base salary paid for performance at the target levels depicted below. If a minimum performance measure is satisfied, depending on actual performance, bonus payments under the EIP could range from 50% to 200% of target. As a result of the corporate performance against our goals for fiscal 2024, the bonus pool for determining individual executive incentive awards was 190% of target.

	2024 Target Bonus		2024 Actual Bonus Earned
Name	% of base salary earnings	($)	% of Target Bonus	($)
Christopher O. Blunt	200%	1,080,770	190%	2,053,462
Wendy J.B. Young	100%	540,385	190%	1,026,731
John D. Currier	100%	540,385	190%	1,026,731
Leena Punjabi	100%	485,577	190%	922,596
William P. Foley	—	—	—	—

Long-Term Incentive Opportunities

Following our separation and distribution, the F&G Compensation Committee makes equity grants under the F&G Annuities & Life, Inc. 2022 Omnibus Incentive Plan. In November 2024, the F&G Compensation Committee awarded grants of performance-based restricted stock awards of F&G common stock. These performance vesting restricted stock awards vest over a three-year period only if the Adjusted Net Earnings (excluding SIE) metric for the following fiscal year is attained. SIE consists of the adjustment to the long-term assumption for the alternative asset portfolio to remove the mark to market impacts. Thereafter, annual grants of performance vesting restricted stock awards with a one-year performance target and three-year vesting schedule will be considered on an annual basis. In establishing these awards, the F&G Compensation Committee considered its desire to strategically align the long-term incentives to the long-term success of F&G. Our long-term incentives for NEOs consist of performance vesting restricted stock awards that incentivize long-term value creation: performance awards that reward the achievement of our performance goals and time-vesting that reward increases in the market value of our shares and continued service with our company.

Equity grants awarded prior to 2022 were granted under the long-term incentive plans of FNF and were designed similarly to the current F&G equity grants. Our NEOs continue to hold these FNF awards following our separation and distribution.

30 | F&G Annuities & Life, Inc.	2025 PROXY STATEMENT

Performance Restricted Stock Awards

Performance restricted stock awards align our long-term incentives to the achievement of our Adjusted Net Earnings objectives and to our goal of growing shareholder value. Performance restricted stock awards vest in equal installments based on continued service and achievement of a one-year, Adjusted Net Earnings goal established at the start of the three-year period.

The table below shows the performance restricted stock awards granted to our NEOs in 2024.

Name	Date of Grant	# of shares	Value at Grant	Vesting Schedule	Performance Metric
Christopher O. Blunt	November 8, 2024	184,582	8,500,001	Nov. 8, 2025 – 33.33% Nov. 8, 2026 – 33.33% Nov. 8, 2027 – 33.34%	2025 Adjusted Net Earnings
Wendy J.B. Young	November 8, 2024	27,471	1,265,040	Nov. 8, 2025 – 33.33% Nov. 8, 2026 – 33.33% Nov. 8, 2027 – 33.34%	2025 Adjusted Net Earnings
John D. Currier	November 8, 2024	27,471	1,265,040	Nov. 8, 2025 – 33.33% Nov. 8, 2026 – 33.33% Nov. 8, 2027 – 33.34%	2025 Adjusted Net Earnings
Leena Punjabi	November 8, 2024	15,527	715,018	Nov. 8, 2025 – 33.33% Nov. 8, 2026 – 33.33% Nov. 8, 2027 – 33.34%	2025 Adjusted Net Earnings
William P. Foley	November 8, 2024	141,151	6,500,004	Nov. 8, 2025 – 33.33% Nov. 8, 2026 – 33.33% Nov. 8, 2027 – 33.34%	2025 Adjusted Net Earnings

2025 PROXY STATEMENT	F&G Annuities & Life, Inc. | 31

Employment and Other Severance,

Change-in-Control and Related Agreements

Employment Agreements

We believe that having employment agreements with our NEOs is beneficial to us because they provide retentive value, subject the executives to key restrictive covenants, and generally provide us with a competitive advantage in the recruiting process over companies that do not offer employment agreements. We have entered into employment agreements with certain of our NEOs. These employment agreements include the specific terms set forth in greater detail below in “Potential Payments upon Termination or Change in Control–Employment Agreements and Related Agreements with Named Executive Officers.”

Retention Agreement

On May 8, 2024, in connection with Mr. Currier’s appointment to serve as President of F&G and in recognition of his increased responsibilities and the Company’s interest in retaining his services, the Company entered into a Retention Agreement with Mr. Currier. Pursuant to the Retention Agreement, if Mr. Currier continues his employment with the Company through the second anniversary of the date of the Retention Agreement (May 8, 2026), he will receive a retention bonus of $1,500,000, to be paid in a lump sum cash payment, minus statutorily required deductions. Mr. Currier will be deemed to have satisfied the condition of active employment through the end of the retention period if his employment is terminated by the Company without “cause” (as defined in the Retention Agreement) during the retention period. No retention bonus will be paid under the Retention Agreement if Mr. Currier voluntarily resigns his employment or is terminated for “cause” during the retention period.

The above Retention Agreement is in addition to the Retention Agreement entered into with Mr. Currier on February 16, 2023. Pursuant to this Retention Agreement, if Mr. Currier continues his employment with the Company through the third anniversary of the date of the Retention Agreement (February 16, 2026), he will receive a retention bonus of $1,500,000, to be paid in a lump sum cash payment, minus statutorily required deductions. Mr. Currier will be deemed to have satisfied the condition of active employment through the end of the retention period if his employment is terminated by the Company without “cause” (as defined in the Retention Agreement) during the retention period. No retention bonus will be paid under the Retention Agreement if Mr. Currier voluntarily resigns his employment or is terminated for “cause” during the retention period.

F&G 401(k) Plan

Under the F&G 401(k) Plan, our company will match 100% of a participant’s contributions up to five percent of compensation, subject to the limits specified in the Internal Revenue Code (the Code). The employer match vests immediately. The 401(k) plan also allows for annual discretionary profit-sharing contributions, which historically have been two percent of earnings, subject to limits under the Code. Any profit sharing contributions are immediately vested. For information regarding the matching contributions and profit sharing contributions made to F&G’s NEOs in 2024 see “Summary Compensation Table.”

Employee Stock Purchase Plans

Commencing on January 1, 2023, F&G maintains the F&G Annuities & Life, Inc. Employee Stock Purchase Plan (the F&G ESPP) through which executives and employees can purchase shares of F&G common stock through payroll deductions and through matching employer contributions. At the end of each calendar quarter, F&G makes a matching contribution to the account of each participant who has been continuously employed or a participating subsidiary for the last four calendar quarters. For employees with more than 10 years of service and officers, matching contributions are equal to ½ of the amount contributed during the quarter that is one-year earlier than the quarter in which the matching contribution was made. The matching contributions, together with the employee deferrals, are used to purchase shares of F&G common stock on the open market. Prior to our separation and distribution, our executives were eligible to participate in the FNF ESPP and remained eligible to participate through December 31, 2022. For information regarding the matching contributions made to F&G’s NEOs in 2024 see “Summary Compensation Table.”

32 | F&G Annuities & Life, Inc.	2025 PROXY STATEMENT

Nonqualified Deferred Compensation Arrangements

Commencing on January 1, 2024, our executives were eligible to participate in the F&G Annuities & Life, Inc. Deferred Compensation Plan. Under this plan, we permit our executives to defer on an elective basis a specified portion of their base salaries and performance-based bonus compensation, if any. Prior to January 1, 2024, our executives were eligible to participate in the FNF Deferred Compensation Plan. See the narrative description following the table entitled “Nonqualified Deferred Compensation” below for more information surrounding the terms of the nonqualified deferred compensation plans.

Health and Welfare Benefits

F&G offers a package of insurance benefits to all salaried employees, including our executives, including health, vision and dental insurance, basic life insurance, accidental death and dismemberment insurance and short- and long-term disability insurance.

Limited Executive Perquisites

All executives are eligible to participate in the Executive Life Insurance Plan. Under this plan, the beneficiary of a participant who dies while employed by us is entitled to a lump sum payment equal to three times his or her annual base salary at the time of hire. The value of these executive perquisites is reflected in the “All Other Compensation” column of the Summary Compensation Table below.

Beginning on January 1, 2025, our executives are eligible to receive a comprehensive preventive health evaluation through our Executive Health Program.

Hedging and Pledging Policy

F&G maintains a hedging and pledging policy, which prohibits its executive officers and directors from engaging in hedging or monetization transactions with respect to F&G securities, engaging in short-term or speculative transactions in F&G securities that could create heightened legal risk and/or the appearance of improper or inappropriate conduct or holding F&G securities in margin accounts or pledging them as collateral for loans without F&G’s approval.

Clawback Policy

We have a policy to clawback and recover incentive-based compensation paid to our executive officers if we are required to prepare an accounting restatement due to material noncompliance with financial reporting requirements. Under the policy, in the event of such a restatement we will clawback any incentive-based compensation paid during the preceding three-year period to the extent it would have been lower had the compensation been based on the restated financial results. No clawbacks were made in 2024.

Timing of Stock Option Grants

We do not currently grant new awards of stock options, stock appreciation rights or similar option-like instruments, and the F&G Compensation Committee does not presently intend to introduce such awards into the executive compensation program. Accordingly, the Company has no specific policy or practice on the timing of awards of such options or similar awards in relation to the disclosure of material nonpublic information by the Company. In the event the Company determines to grant new awards of such options, the F&G Compensation Committee intends to adopt appropriate policies and practices regarding the timing of such awards in relation to the disclosure of material nonpublic information.

2025 PROXY STATEMENT	F&G Annuities & Life, Inc. | 33

Tax and Accounting Considerations

Our compensation committee considers the impact of tax and accounting treatment when determining executive compensation.

Section 162(m) of the Internal Revenue Code places a limit of $1,000,000 on the amount that can be deducted in any one year for compensation paid to certain executive officers. While the F&G Compensation Committee considers the deductibility of compensation as one factor in determining executive compensation, the F&G Compensation Committee also looks at other factors in making its decisions, as noted above, and retains the flexibility to award compensation that it determines to be consistent with the goals of our executive compensation program even if the awards are not deductible for tax purposes.

The F&G Compensation Committee also considers the accounting impact when structuring and approving awards. We account for share-based payments in accordance with ASC Topic 718, which governs the appropriate accounting treatment of share-based payments under GAAP.

Stock Ownership Guidelines and Stock Holding Requirement

The F&G Compensation Committee adopted stock ownership guidelines which call for the executive or director to reach the ownership multiple within four years. The F&G guidelines, including those applicable to non-employee directors, are as follows:

Position	Minimum Aggregated Value
Chairman of the Board	$5,000,000
Chief Executive Officer	5 × base salary
Other Named Executive Officers	2 × base salary
Members of the Board	5 × annual cash retainer

Our named executive officers and our board of directors maintain significant long-term investments in our company. As of December 31, 2024, each of our NEOs’ and non-employee directors’ holdings of our stock exceeded these stock ownership guidelines. Collectively, as reported in the “Security Ownership of Management and Directors” table, our named executive officers and directors beneficially own an aggregate of 2.8 million shares of our common stock as of April 28, 2025, which represents approximately 2.1% of our outstanding common stock with a value of approximately $97 million based on the closing price of our common stock on that date. The fact that our executives and directors hold such a large investment in our shares is part of our culture and our compensation philosophy. Management’s sizable investment in our shares aligns their economic interests directly with the interests of our shareholders, and their wealth will rise and fall as our share price rises and falls. This promotes teamwork among our management team and strengthens the team’s focus on achieving long-term results and increasing shareholder return.

34 | F&G Annuities & Life, Inc.	2025 PROXY STATEMENT

Summary Compensation Table

The following table summarizes the total compensation paid to our NEOs for the fiscal year ended December 31, 2024, December 31, 2023 and December 31, 20221 , as applicable.

Name	Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)(a)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(b)	All other Compensation ($)(c)	Total
Christopher O. Blunt	Chief Executive Officer and Director	2024	540,385	—	8,500,001	—	2,053,462	83,888	11,177,736
		2023	557,693	—	8,000,008	—	1,951,924	84,045	10,593,670
		2022	800,000	—	6,176,211	—	3,200,000	204,176	10,380,387

Wendy J.B. Young	Chief Financial Officer	2024	540,385	—	1,265,040	—	1,026,731	44,654	2,876,810
		2023	500,000	—	1,150,035	—	875,000	36,535	2,561,570
		2022	462,981	—	877,521	—	955,000	49,314	2,344,816
John D. Currier*	President, Retail Markets	2024	540,385	—	1,265,040	—	1,026,731	88,512	2,920,668
		2023	500,000	—	1,150,035	—	875,000	78,569	2,603,604
		2022	485,577	—	882,952	—	970,000	78,997	2,417,526
Leena Punjabi	Chief Investment Officer	2024	485,577	—	715,018	—	922,596	25,095	2,148,286
		2023	410,577	—	650,004	—	718,510	24,045	1,803,136

William P. Foley	Executive Chairman	2024	—	—	6,500,004	—	—	—	6,500,004
		2023	—	—	6,500,037	—	—	—	6,500,037
		2022	—	—	9,000,021	—	—	—	9,000,021

* Mr. Currier was appointed to serve as President of F&G on May 8, 2024.

(a)	Represents the grant date fair value of performance restricted stock awards computed in accordance with Financial Accounting Standards Board Accounting Standards Clarification (FASB ASC) Topic 718. See Note R–Employee Benefit Plans to our Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the Securities Exchange Commission on February 28, 2025, for further information regarding these awards.

(b)	The amounts reported in this column reflect amounts earned under our EIP for all NEOs (other than Mr. Foley) in such fiscal year.

(c)	All other compensation for fiscal 2024 was as follows:

Name	401(k) Match ($)(1)	Profit Sharing ($)(1)	Life Insurance premium ($)	Long Term Insurance Premium ($)	FG ESPP Match Earnings ($)(2)	Other ($)(3)	Total ($)
Christopher O. Blunt	17,250	6,900	—	945	47,019	11,773	83,887
Wendy J.B. Young	17,250	6,900	1,408	945	12,500	5,651	44,654
John D. Currier	17,250	6,900	4,963	945	37,500	20,954	88,512
Leena Punjabi	17,250	6,900	—	945	—	—	25,095
William P. Foley	—	—	—	—	—	—	—

(1)	Details on the 401(k) match and profit sharing are described in Compensation Discussion and Analysis.

(2)	Represents amounts earned under the FG Employee Stock Purchase Plan. Details on the match are described in Compensation Discussion and Analysis.

(3)	Represents amounts related to spouse/partner travel to an offsite executive work meeting.

2025 PROXY STATEMENT	F&G Annuities & Life, Inc. | 35

Grants of Plan-Based Awards

The following table sets forth information concerning estimated possible payouts under non-equity incentive plan awards for fiscal 2024 performance and equity incentive plan awards granted in fiscal 2024 to our NEOs.

		Estimated Possible Payouts under Non-Equity Incentive Plan Awards(a)			Estimated Possible Payouts under Equity Incentive Plan Awards(b)			Grant Date Fair Value of Stock

Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Awards ($)(c)
Christopher O. Blunt	2/12/2024	540,385	1,080,770	2,161,540	—	—	—	—
	11/8/2024	—	—	—	—	184,582	—	8,500,001
Wendy J.B. Young	2/12/2024	270,193	540,385	1,080,770	—	—	—	—
	11/8/2024	—	—	—	—	27,471	—	1,265,040
John D. Currier	2/12/2024	270,193	540,385	1,080,770	—	—	—	—
	11/8/2024	—	—	—	—	27,471	—	1,265,040
Leena Punjabi	2/12/2024	242,789	485,577	971,154	—	—	—	—
	11/8/2024	—	—	—	—	15,527	—	715,018
William P. Foley	11/8/2024	—	—	—	—	141,151	—	6,500,004

(a)	Represents the potential amounts for annual EIP incentives for fiscal 2024. Actual amounts earned by the NEOs are reflected in the Summary Compensation Table under the “Non-Equity Incentive Plan Compensation” column.

(b)	Represents F&G performance restricted stock awards that vest in equal installments starting in November 2025 if Adjusted Net Earnings goal is achieved for calendar year 2025. Additional information on the terms applicable to these performance restricted stock awards may be found in the Compensation Discussion and Analysis under the heading “Long-Term Incentive Opportunities–Performance Restricted Stock Awards.”

(c)	Represents the grant date fair value of F&G performance restricted stock awards granted under the F&G Annuities & Life, Inc. 2022 Omnibus Incentive Plan computed in accordance with FASB ASC Topic 718. See Note R–Employee Benefit Plans to our Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the Securities Exchange Commission on February 28, 2025, for further information regarding these awards.

The terms and conditions applicable to these awards are described in Compensation Discussion and Analysis, under the headings “Annual Cash Incentive Programs” and “Long-Term Incentive Opportunities.” In addition, the key terms of the employment agreements with our NEOs can be found under the heading “Potential Payments upon Termination or Change in Control–Employment Agreements and Related Agreements with Named Executive Officers.”

36 | F&G Annuities & Life, Inc.	2025 PROXY STATEMENT

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning outstanding equity awards held by our NEOs at the end of fiscal 2024.

	Option Awards(a)				Stock Awards
								Equity
							Equity	Incentive
							Incentive	Plan
							Plan	Awards:
							Awards:	Market or
					Number		Number of	Payout Value
	Number of	Number of			of Shares	Market	Unearned	of Unearned
	Securities	Securities			or Units	Value of	Shares,	Shares,
	Underlying	Underlying			of Stock	Shares or	Units or	Units or
	Unexercised	Unexercised			that	Units that	Other Rights	Other Rights
	Options	Options	Option	Option	Have Not	Have Not	That Have	That Have
	Exercisable	Unexercisable	Exercise	Expiration	Vested	Vested	Not Vested	Not Vested
Name	(#)(a)	(#)	Price ($)	Date	(#)	($)	(#)	($)
Christopher O. Blunt	184,585	—	39.10	12/21/2025	—	—	—	—
Christopher O. Blunt	—	—	—	—	—	—	91,744(c)	3,801,871
Christopher O. Blunt	—	—	—	—	—	—	131,331(d)	5,442,357
Christopher O. Blunt	—	—	—	—	—	—	184,582(e)	7,649,078
Wendy J.B. Young	—	—	—	—	—	—	12,997(c)	538,596
Wendy J.B. Young	—	—	—	—	—	—	18,880(d)	782,387
Wendy J.B. Young	—	—	—	—	—	—	27,471(e)	1,138,398
John D. Currier	—	—	—	—	—	—	12,997(c)	538,596
John D. Currier	—	—	—	—	—	—	18,880(d)	782,387
John D. Currier	—	—	—	—	—	—	27,471(e)	1,138,398
Leena Punjabi	—	—	—	—	—	—	4,588(c)	190,127
Leena Punjabi	—	—	—	—	—	—	10,671(d)	442,206
Leena Punjabi	—	—	—	—	—	—	15,527(e)	643,439
William P. Foley	—	—	—	—	—	—	137,615(c)	5,702,766
William P. Foley	—	—	—	—	—	—	106,707(d)	4,421,938
William P. Foley	—	—	—	—	—	—	141,115(e)	5,849,297

(a)	Represents FNF stock options.

(b)	The amounts reported are based on a F&G common stock price of $41.44, which was the closing price on December 31, 2024.

(c)	F&G performance restricted stock award will vest on December 1, 2025.

(d)	F&G performance restricted stock award will vest in equal installments on November 15, 2025 and November 15, 2026.

(e)	F&G performance restricted stock awards will vest in equal one-third installments on November 8, 2025, November 8, 2026 and November 8, 2027.

2025 PROXY STATEMENT	F&G Annuities & Life, Inc. | 37

The following table sets forth information concerning each exercise of stock option, and each vesting of stock during the fiscal year ended December 31, 2024 for each of the F&G NEOs on an aggregated basis:

Option Exercises and Stock Vested

	Option Awards		FNF Stock Awards		F&G Stock Awards
	Number		Number		Number
	of Shares		of Shares		of Shares
	Acquired on	Value Realized	Acquired on	Value Realized	Acquired on	Value Realized
Name	Exercise (#)	on Exercise ($)	Vesting (#)	on Vesting ($)	Vesting (#)	on Vesting ($)
Christopher O. Blunt	305,182	4,851,736	24,303	1,432,905	159,061	7,296,852
Wendy J.B. Young	—	—	3,798	223,930	22,694	1,040,499
John D. Currier	32,468	384,122	5,179	305,354	22,788	1,044,303
Leena Punjabi	—	—	1,036	61,083	9,993	451,727
William P. Foley	—	—	—	—	190,968	8,922,704

Pension Benefits

We do not provide any defined benefit plans to our NEOs.

Nonqualified Deferred Compensation

The following table provides information concerning the nonqualified deferred compensation of each of the participating NEOs in the F&G Annuities & Life, Inc. Deferred Compensation Plan (the FGAL Deferred Compensation Plan), the Executive Nonqualified Deferred Compensation Plan of FGLH (the FGLH Deferred Compensation Plan) and the FNF, Inc. Deferred Compensation Plan (the FNF Deferred Compensation Plan) as of December 31, 2024.

The FGAL Deferred Compensation Plan became effective on January 1, 2024. Starting January 1, 2021, eligible participants could participate in the FNF Deferred Compensation Plan. The FGLH Deferred Compensation Plan was frozen to new contributions on December 31, 2020.

Under the FGAL Deferred Compensation Plan, participants can defer up to 75% of their base salary and 100% of their monthly, quarterly or annual incentives. Deferral elections are made during specified enrollment periods. Deferrals and related earnings are not subject to vesting conditions.

Under the FNF Deferred Compensation Plan, which was amended and restated effective January 1, 2009, participants, including FNF’s named executive officers, can defer up to 75% of their base salary and 100% of their monthly, quarterly and annual incentives, subject to a minimum deferral of $19,500. Deferral elections are made during specified enrollment periods. Deferrals and related earnings are not subject to vesting conditions. Participants’ accounts are bookkeeping entries only and participants’ benefits are unsecured. Participants’ accounts are credited or debited daily based on the performance of hypothetical investments selected by the participant and may be changed on any business day. Upon retirement, which generally means separation of employment after attaining age 60, an individual may elect either a lump- sum withdrawal or installment payments over 5, 10 or 15 years. Similar payment elections are available for pre-retirement survivor benefits. In the event of a termination prior to retirement, distributions are paid over a five-year period. Account balances less than the applicable Internal Revenue Code Section 402(g) limit will be distributed in a lump sum. Participants can elect to receive in- service distributions in a plan year designated by the participant and these amounts will be paid within two and one-half months from the close of the plan year in which they were elected to be paid. The participant may also petition us to suspend elected deferrals, and to receive partial or full payout under the plan, in the event of an unforeseeable financial emergency, provided that the participant does not have other resources to meet the hardship. Plan participation continues until termination of employment. Participants will receive their account balance in a lump-sum distribution if employment is terminated within two years after a change in control.

38 | F&G Annuities & Life, Inc.	2025 PROXY STATEMENT

Under the FGLH Deferred Compensation Plan, the vested balance of the deferred compensation accounts will be distributed to each participating NEO upon his or her death, disability or separation from service (including retirement). Participants choose from investment options representing a broad range of asset classes. Participants allocate their accounts among the available investment options and may change their investment elections at any time. Participants may elect upon initial enrollment to have accounts distributed upon a change in control event, although none of our NEOs have so elected. In-service hardship and education account withdrawals are permitted under the plan with respect to participant deferrals and employer credits.

FGAL Deferred Compensation Plan

Aggregate
	Balance at	Executive	Registrant	Aggregate		Aggregate
	Beginning of	Contributions	Contributions	Earnings in	Aggregate	Balance at Last
	Last Fiscal	in Last Fiscal	in Last Fiscal	Last Fiscal	Withdrawals/	Fiscal Year End
Name	Year ($)	Year ($)(a)	Year ($)(b)	Year ($)(c)	Distributions ($)	($)
Christopher O. Blunt	–	–	–	–	–	–
Wendy J.B. Young	–	–	–	–	–	–
John D. Currier	–	5,779	–	174	–	5,953
Leena Punjabi	–	–	–	–	–	–
William P. Foley	–	–	–	–	–	–

(a)	Deferred amounts reported in this column are included in the Summary Compensation Table in the “Salary” and “Non-Equity Incentive Plan Compensation” columns for fiscal 2024.

(b)	FGAL does not provide employer contributions under this plan.

FNF Deferred Compensation Plan

Aggregate
	Balance at	Executive	Registrant	Aggregate		Aggregate
	Beginning of	Contributions	Contributions	Earnings in	Aggregate	Balance at Last
	Last Fiscal	in Last Fiscal	in Last Fiscal	Last Fiscal	Withdrawals/	Fiscal Year End
Name	Year ($)	Year ($)(a)	Year ($)(b)	Year ($)(c)	Distributions ($)	($)
Christopher O. Blunt	–	–	–	–	–	–
Wendy J.B. Young	1,636,096	437,500	–	354,323	–	2,427,919
John D. Currier	507,347	262,500	–	74,496	–	844,343
Leena Punjabi	–	–	–	–	–	–
William P. Foley	–	–	–	–	–	–

(a)	Deferred amounts reported in this column are included in the Summary Compensation Table in the “Salary” and “Non-Equity Incentive Plan Compensation” columns for fiscal 2024.

(b)	FNF does not provide employer contributions under this plan.

2025 PROXY STATEMENT	F&G Annuities & Life, Inc. | 39

FGLH Executive Nonqualified Deferred Compensation Plan

Aggregate
	Balance at	Executive	Registrant	Aggregate		Aggregate
	Beginning of	Contributions	Contributions	Earnings in	Aggregate	Balance at Last
	Last Fiscal	in Last Fiscal	in Last Fiscal	Last Fiscal	Withdrawals/	Fiscal Year End
Name	Year ($)	Year ($)	Year ($)(a)	Year ($)(b)	Distributions ($)	($)
Christopher O. Blunt	–	–	–	–	–	–
Wendy J.B. Young	1,557,780	–	–	324,557	–	1,882,337
John D. Currier	407,791	–	–	35,890	–	443,681
Leena Punjabi	–	–	–	–	–	–
William P. Foley	–	–	–	–	–	–

(a)	Deferred amounts reported in this column are included in the Summary Compensation Table in the “Salary” and “Non-Equity Incentive Plan Compensation” columns for fiscal 2024.

(b)	F&G does not provide employer contributions under this plan.

40 | F&G Annuities & Life, Inc.	2025 PROXY STATEMENT

Potential Payments upon Termination or Change in Control

Employment Agreements and Related Agreements with Named Executive Officers

Employment Agreement with Christopher O. Blunt

Mr. Blunt’s employment agreement, which became effective on February 6, 2019, provides that upon a termination without “cause” or by Mr. Blunt for “good reason,” each as defined in the agreement, he will be entitled to receive severance benefits equal to three times his base salary, acceleration of the stock options, and eighteen months of benefit continuation. He is also entitled to acceleration of certain options upon termination without cause or for good reason within 12 months following a change in control of the Company. In addition, Mr. Blunt will be subject to certain restrictive covenants that apply both during his employment with the Company and for certain durations afterwards. Mr. Blunt is also eligible under his employment agreement to use private air travel for personal or family purposes with an annual value of no more than $350,000 per year with a program selected by F&G, which is provided on a “tax grossed-up basis” to the extent the economic equivalent is taxable to Mr. Blunt. In 2024, Mr. Blunt did not submit any expenses for reimbursement for private air travel for personal or family purposes.

Employment Agreement with Wendy J.B. Young

Ms. Young’s employment agreement, which became effective on November 14, 2013, provides that Ms. Young’s compensation will determined by the Company and that she is entitled to certain severance amounts if terminated without cause, the amount of which is based on her tenure with the Company and ranges from 39 to 52 weeks of base salary. Ms. Young will be subject to certain restrictive covenants that apply both during her employment with the Company and for certain durations afterwards.

Retention Agreement with John D. Currier

Mr. Currier’s Retention Agreements dated May 8, 2024 and February 16, 2023, provide that he will be deemed to have satisfied the condition of active employment through the end of the retention period under the Retention Agreement if his employment is terminated by the Company without “cause” (as defined in the Retention Agreement) during the retention period. No retention bonus will be paid under the Retention Agreement if Mr. Currier voluntarily resigns his employment or is terminated for “cause” during the retention period.

F&G Severance Plan

Pursuant to the F&G 2015 Severance Plan (the Severance Plan), upon a termination without cause prior to a change in control, Mr. Currier and Ms. Punjabi would be entitled to a severance payment equal to two (2) weeks of base salary for each full year of service with a minimum of four (4) weeks. Upon a termination without cause within 12 months following a change in control, Mr. Currier, Ms. Punjabi and Ms. Young will be entitled to a severance payment equal to 52 weeks of base salary, an amount equal to the target annual bonus, a pro-rated annual target bonus and 12 months of subsidized COBRA coverage. Mr. Foley was not a participant under the Severance Plan in 2024 and, except as set forth in the table below with respect to his performance-based awards, Mr. Foley is not otherwise eligible to receive any severance payments or benefits from the Company.

The following table sets forth the estimated amount of compensation each of our NEOs would receive under the termination or change in control provisions contained in the agreements and plans discussed above, assuming that such termination or change in control event occurred on December 31, 2024. The table excludes (i) amounts accrued through the termination date that would be paid in the normal course of continued employment, such as accrued but unpaid salary, (ii) vested account balances under our 401(k) plan that are generally available to all of our employees, (iii) vested stock options as of December 31, 2024, and (iv) except as indicated in the footnotes below, any post-employment benefit that is available to all of our employees and does not discriminate in favor of our NEOs.

2025 PROXY STATEMENT	F&G Annuities & Life, Inc. | 41

Name	Termination Trigger	Severance (Salary) ($)(a)	Severance (Bonus) ($)(b)	Equity Vesting ($)(c)	Compensation ($)(d)	Benefits ($)(e)	Total ($)
Christopher O. Blunt	Involuntary termination w/o cause	1,650,000	–	–	–	8,114	1,658,114
	Voluntary Termination	–	–	–	–	6,346	6,346
	Retirement(f)	–	–	–	–	–	–
	Death	–	1,100,000	–	–	6,346	1,106,346
	Disability	–	1,100,000	–	–	6,346	1,106,346
	Change in Control	1,650,000	–	16,893,306	–	8,114	18,551,420
Wendy J.B. Young	Involuntary termination w/o cause	507,692	–	–	4,310,256	28,409	4,846,357
	Voluntary Termination	–	–	–	4,310,256	11,635	4,321,891
	Retirement(f)	–	–	–	–	–	–
	Death	–	550,000	–	4,310,256	–	4,860,256
	Disability	–	550,000	–	4,310,256	11,635	4,871,891
	Change in Control	550,000	1,100,000	2,459,381	–	28,409	4,137,790
John D. Currier	Involuntary termination w/o cause	3,190,385	–	–	1,293,977	23,446	4,507,808
	Voluntary Termination	–	–	–	1,293,977	15,019	1,308,996
	Retirement(f)	–	–	–	–	–	–
	Death	–	–	–	1,293,977	–	1,293,977
	Disability	–	–	–	1,293,977	15,019	1,308,996
	Change in Control	3,550,000	1,100,000	2,459,381	–	35,244	7,144,625
Leena Punjabi	Involuntary termination w/o cause	96,154	–	–	–	21,036	117,190
	Voluntary Termination	–	–	–	–	19,231	19,231
	Retirement(f)	–	–	–	–	–	–
	Death	–	–	–	–	–	–
	Disability	–	–	–	–	19,231	19,231
	Change in Control	500,000	1,000,000	1,275,772	–	26,454	2,802,226
William P. Foley	Involuntary termination w/o cause	–	–	–	–	–	–
	Voluntary Termination	–	–	–	–	–	–
	Retirement(f)	–	–	–	–	–	–
	Death	–	–	–	–	–	–
	Disability	–	–	–	–	–	–
	Change in Control	–	–	15,974,001	–	–	15,974,001

(a)	Under the terms of the employment agreements and the Severance Plan, severance pays out in a lump sum. Amounts payable in this column may be subject to the NEO executing and not revoking a release of claims against the Company. This column does not include any required notice periods pursuant to an employment agreement or Severance Plan.

(b)	Amounts in this column include, if provided in an employment agreement with the NEO, a pro-rata bonus for the year of termination upon certain types of terminations.

(c)	The amounts reported assume full vesting and for performance-based awards at target level of performance, based on a F&G common stock price of $41.44, which was the closing price on December 31, 2024 (i.e., the last trading day of fiscal 2024). In the case of a change in control of F&G, the FNF options and FNF restricted stock held by our NEOs will not be accelerated.

(d)	For any participating NEO, the vested balance of the deferred compensation accounts will be distributed upon death, disability or separation from service.

(e)	Amounts include any accrued vacation as of December 31, 2024, which would be paid out upon a termination.

(f)	As of December 31, 2024, none of our NEOs were retirement eligible.

42 | F&G Annuities & Life, Inc.	2025 PROXY STATEMENT

Compensation Committee Interlocks and Insider Participation

The compensation committee is currently composed of John D. Rood (Chair) and Douglas K. Ammerman. During fiscal year 2024, no member of the compensation committee was a former or current officer or employee of F&G or any of its subsidiaries. In addition, during fiscal year 2024, none of our executive officers served (i) as a member of the compensation committee or board of directors of another entity, one of whose executive officers served on our compensation committee, or (ii) as a member of the compensation committee of another entity, one of whose executive officers served on our board.

Compensation Committee Report

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management, and the compensation committee recommended to the board that the Compensation Discussion and Analysis be included in this proxy statement.

The Compensation Committee

John D. Rood (Chair)

Douglas K. Ammerman

CEO Pay Ratio

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are providing the following information about the relationship of the annual total compensation of our CEO and the annual total compensation of our employees for 2024, which we refer to as the CEO pay ratio. Our CEO pay ratio information is a reasonably good faith estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

The ratio of the annual total compensation of our CEO, calculated as described above, to the median of the annual total compensation of all employees for 2024 was 81 to 1. This ratio was based on the following:

•	The annual total compensation of our CEO, determined as described above, was $11,177,735; and
•	The median of the annual total compensation of all employees (other than our CEO), determined in accordance with SEC rules, was $138,132.

Methodology for Determining Our Median Employee: For purposes of the above CEO pay ratio disclosure, we are required to identify a median employee based on our worldwide workforce, without regard to their location, compensation arrangements, or employment status (full-time versus part-time). The median employee is determined by identifying the employee whose compensation is at the median of the compensation of our employee population (other than our CEO). Accordingly, to identify the median employee from our employee population as of December 31, 2024, the methodology and the material assumptions and estimates that we used were as follows:

Employee Population: We determined that, as of December 31, 2024, the date we selected to identify the median employee, our total global employee population consisted of approximately 1,340 individuals working for F&G.

Compensation Measure Used to Identify the Median Employee: For purposes of measuring the compensation of our employees to identify the median employee, we selected base salary wages and overtime pay, plus paid incentive bonus through December 31, 2024, as the compensation measure.

•	We annualized the compensation of employees to cover the full calendar year and annualized any new hires in 2024 as if they were hired at the beginning of the fiscal year, as permitted by SEC rules, in identifying the median employee.
•	We did not make any cost-of-living adjustments in identifying the median employee.

Annual Total Compensation of Median Employee: To determine the annual total compensation of the median employee, we identified and calculated the elements of that employee’s compensation for 2024 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation in the amount of $138,132.

Annual Total Compensation of Chief Executive Officer: With respect to the annual total compensation of our CEO, in accordance with SEC rules, we included the amount reported for Mr. Blunt in the “Total” column for 2024 in the Summary Compensation Table included in this proxy statement.

2025 PROXY STATEMENT	F&G Annuities & Life, Inc. | 43

Pay Versus Performance

As required by Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive compensation actually paid and certain financial performance of the Company. For further information concerning the Company’s variable pay-for-performance philosophy and how the Company aligns executive compensation with the Company’s performance, refer to the “Compensation Discussion and Analysis” section of this proxy statement.

Pay Versus Performance Table

Average
			Summary	Average	Value of initial fixed $100
			Compensation	Compensation	investment based on:			Adjusted
			Table Total	Actually Paid to				Net
	Summary		for Non-PEO	Non-PEOs		Peer Group	Net	Earnings
	Compensation	Compensation	Named	Named	Total	Total	Income (in	(ANE) (in
	Table Total for	Actually Paid	Executive	Executive	Shareholder	Shareholder	millions)	millions)
Year	PEO ($)(1)	to PEO ($)(2)	Officers ($)(3)	Officers ($)(4)	Return ($)(5)	Return ($)(6)	($)(7)	($)(8)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
2024	11,177,736	9,670,405	3,611,442	3,106,334	228.18	119.52	642	546
2023	10,593,670	19,429,473	3,367,086	7,021,146	247.92	99.35	(58)	335
2022	10,380,387	5,954,810	3,399,507	2,608,448	104.60	94.94	635	353

(1)	The dollar amounts reported in column (b) represent the amount of total compensation reported for Mr. Blunt (our Principal Executive Officer (PEO)) for the corresponding year in the “Total column of the Summary Compensation Table.” Refer to “Executive Compensation – Summary Compensation Table.”

(2)	The dollar amounts reported in column (c) represent the amount of “compensation actually paid” to Mr. Blunt, as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual amount of compensation earned by or paid to Mr. Blunt during each respective year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to Mr. Blunt’s total compensation for each year to determine the compensation actually paid:

	Reported Summary
	Compensation Table	Reported Value of	Equity Award Adjustments	Compensation Actually Paid
Year	Total for PEO ($)	Equity Awards ($)(a)	($)(b)	to PEO ($)
2024	11,177,736	(8,500,001)	6,992,670	9,670,405
2023	10,593,670	(8,000,008)	16,835,811	19,429,473
2022	10,380,387	(6,176,211)	1,750,634	5,954,810

(a)	The grant date fair value of equity awards represents the total of the amounts reported in the “Stock Awards” column in the Summary Compensation Table.

(b)	The equity award adjustments include the addition (or subtraction, as applicable) of the following: (i) the year-end fair value of any equity awards granted in the respective year that are outstanding and unvested as of the end of the year; (ii) the amount of change as of the end of each year (from the end of the prior fiscal year) in fair value of any awards granted in prior years that are outstanding and unvested; (iii) for awards that are granted and vest in each respective year, the fair value as of the vesting date; (iv) for awards granted in prior years that vested in 2024, the amount equal to the change as of the vesting date (from the end of the prior fiscal year) in fair value; (v) for awards granted in prior years that are determined to fail to meet the applicable vesting conditions during 2024, a deduction for the amount equal to the fair value at the end of the prior fiscal year; and (vi) the dollar value of any dividends or other earnings paid on stock or option awards prior to the vesting date that are not otherwise reflected in the fair value of such award or included in any other component of total compensation. The valuation assumptions used to calculate fair value did not materially differ from those disclosed at the time of grant. The following adjustments were made to total compensation for Mr. Blunt to determine the compensation actually paid:

44 | F&G Annuities & Life, Inc.	2025 PROXY STATEMENT

				Year over Year	Fair Value at	Value of Dividends
		Year over Year		Change in	the End of the	or Other Earnings
		Change in	Fair Value as of	Fair Value of	Prior Year of	Paid on Stock or
		Fair Value of	Vesting Date of	Equity Awards	Equity Awards	Option Awards
		Outstanding	Equity Awards	Granted in	that Failed to	not Otherwise
	Year End Fair	and Unvested	Granted and	Prior Years	Meet Vesting	Reflected in Fair
	Value of Equity	Equity Awards	Vested in the	that Vested in	Conditions in	Value or Total
Year	Awards ($)	($)	Year ($)	the Year ($)	the Year ($)	Compensation ($)	Total ($)
2024	7,649,078	(1,017,222)	–	360,814	–	–	6,992,670

3)	The dollar amounts reported in column (d) represent the average of the amounts reported for our named executive officers (NEOs) (other than the PEO) as a group in the “Total” column of the Summary Compensation Table. The names of each of the NEOs (other than the PEO) included for purposes of calculating the average amount for 2023 and 2024 are as follows: Wendy J.B. Young, John D. Currier, Leena Punjabi and William P. Foley. The names of each of the NEOs (other than the PEO) included for purposes of calculating the average amount for 2022 are as follows: Wendy Young, John Currier, Scott Cochran, William Foley and John T. Fleurant.

4)	The dollar amounts reported in column (e) represent the average amount of “compensation actually paid” to the NEOs as a group (other than the PEO) as computed in accordance with Item 402(v) of Regulation S-K. The names of each of the NEOs (other than the PEO) included for purposes of calculating the average amount for 2023 and 2024 are as follows: Wendy J.B. Young, John D. Currier, Leena Punjabi and William P. Foley. The names of each of the NEOs (other than the PEO) included for purposes of calculating the average amount for 2022 are as follows: Wendy Young, John Currier, Scott Cochran, William Foley and John T. Fleurant. The dollar amounts do not reflect the actual average amount of compensation earned by or paid to the NEOs as a group (other than the PEO). In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to average total compensation for the NEOs as a group (other than PEO) for each year to determine the compensation actually paid, using the same methodology described in footnote 2 above:

	Average Reported Summary			Average Compensation
	Compensation Table Total	Average Reported Value of	Average Equity Award	Actually Paid
Year	for Non-PEO NEOs ($)	Equity Awards ($)(a)	Adjustments ($)(b)	to Non-PEO NEOs ($)
2024	3,611,442	(2,436,276)	1,931,168	3,106,334
2023	3,367,086	(2,362,527)	6,016,587	7,021,146
2022	3,399,507	(2,328,751)	1,537,692	2,608,448

(a)	The grant date fair value of equity awards represents the total of the amounts reported in the “Stock Awards” column in the Summary Compensation Table.

(b)	The average equity award adjustments include the addition (or subtraction, as applicable) of the following: (i) the average year-end fair value of any equity awards granted for the respective year that are outstanding and unvested as of the end of the year; (ii) the average amount of change as of the end of each year (from the end of the prior fiscal year) in fair value of any awards granted in prior years that are outstanding and unvested; (iii) for awards that are granted and vest in each respective year, the average fair value as of the vesting date; (iv) for awards granted in prior years that vested in the covered year, the average amount equal to the change as of the vesting date (from the end of the prior fiscal year) in fair value; (v) for awards granted in prior years that are determined to fail to meet the applicable vesting conditions during the covered year, a deduction for the average amount equal to the fair value at the end of the prior fiscal year; and (vi) the average dollar value of any dividends or other earnings paid on stock or option awards prior to the vesting date that are not otherwise reflected in the fair value of such award or included in any other component of total compensation. The valuation assumptions used to calculate fair value did not materially differ from those disclosed at the time of grant. The average amounts deducted or added in calculating the total average equity award adjustments are as follows:

2025 PROXY STATEMENT	F&G Annuities & Life, Inc. | 45

Year	Average Year End Fair Value of Equity Awards ($)	Average Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards ($)	Average Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year ($)	Average Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year ($)	Average Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year ($)	Average Value of Dividends or Other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation ($)	Total Average Equity Award Adjustments ($)
2024	2,192,383	(368,602)	–	107,387	–	–	1,931,168

5.	Cumulative TSR is calculated by dividing the sum of the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and the difference between the Company’s share price at the end and the beginning of the measurement period by the Company’s share price at the beginning of the measurement period. For 2022, the measurement period began on December 1, 2022, the date of FG’s initial public offering and which was the first day that FG traded on the NYSE. For 2023 and 2024, the measurement period was the calendar year.

6.	Represents the weighted peer group TSR based on $100 invested as of market close on November 30, 2022 through December 31, 2024, weighted according to the respective companies’ stock market capitalization at the beginning of each period for which a return is indicated. The peer group used for this purpose is the S&P 500 Life & Health Insurance (ILH) index.

7.	The dollar amounts reported represent the amount of net income reflected in the Company’s audited financial statements for each respective year. Effective January 1, 2023, we adopted Accounting Standards Update (ASU) 2018-12, Financial Services-Insurance (Topic 944), Targeted Improvements to the Accounting for Long-Duration Contracts (“ASU 2018-12”) using the full retrospective transition method with a transition date of January 1, 2021. The 2022 net income reported herein has been adjusted for our full retrospective adoption of this update.

8.	In accordance with Item 402(v) of Regulation S-K, we determined adjusted net earnings as the most important financial performance measure (that is not otherwise disclosed in this table) we used to link Compensation Actually Paid to our NEOs. Refer to Annex A “Non-GAAP Financial Measure Definitions” for a description of adjusted net earnings. Effective January 1, 2023, we adopted ASU 2018-12 using the full retrospective transition method with a transition date of January 1, 2021. The 2022 adjusted net earnings reported herein has been adjusted for our full retrospective adoption of this update.

As described in greater detail in the “Compensation Discussion and Analysis” section of this proxy statement, the Company’s executive compensation program reflects a variable pay-for-performance philosophy. The metrics that the Company uses for both our long-term and short-term incentive awards are selected based on an objective of incentivizing our NEOs to increase the value of our enterprise for our shareholders. The most important financial performance measures used by the Company to link compensation actually paid to the Company’s NEOs to the Company’s performance are as follows:

●	Adjusted Net Earnings (ANE)
●	Sales
●	Assets under Management (AUM)

Compensation Actually Paid and Cumulative Total Shareholder Return (TSR) of the Company and Cumulative TSR of the Peer Group

46 | F&G Annuities & Life, Inc.	2025 PROXY STATEMENT

Compensation Actually Paid and Net Income (Loss)

Compensation Actually Paid and Adjusted Net Earnings

Net loss for 2023 included $373 million of net unfavorable mark-to-market effects and $20 million of other unfavorable items; all of which are excluded from adjusted net earnings. The mark-to-market effects were primarily impacted by the interest rate volatility that the annuities industry experienced. The Company’s executive compensation strategy is discussed above in “Compensation Discussion and Analysis” and does not include this GAAP metric. GAAP net income (loss) therefore will not necessarily align with executive compensation on a year-by-year basis, or over time.

2025 PROXY STATEMENT	F&G Annuities & Life, Inc. | 47

Director Compensation

Mr. Foley and Mr. Blunt received no additional compensation for services as a member of our board in 2024. In 2024, all non-employee directors received an annual retainer of $100,000, payable quarterly. In 2024, the chairman and each member of the audit committee received a pro-rated additional annual fee (payable in quarterly installments) of $35,000 and $15,000, respectively, for their service on the audit committee. The chairman and each member of the compensation committee received a pro-rated additional annual fee (payable in quarterly installments) of $23,000 and $10,000, respectively, for their service on such committee. The chairman and each member of the corporate governance and nominating committee received a pro-rated additional annual fee (payable in quarterly installments) of $20,000 and $8,000, respectively, for their service on such committee. In 2024, Mr. Ammerman, Mr. Nolan and Mr. Quirk elected to receive their annual retainer in the form of F&G common stock.

In addition, in 2024 each non-employee director received a long-term incentive award of 6,515 shares of restricted stock. These restricted stock awards were granted under our omnibus plan and vest proportionately each year over three years from the date of grant based upon continued service on our board. This grant includes the annual grant of $210,000 and a one-time award of $90,000.

We also reimburse each non-employee director for all reasonable out-of-pocket expenses incurred in connection with attendance at board and committee meetings and director education programs. Each non-employee member of our board is eligible to participate in our deferred compensation plan to the extent he or she elects to defer any board or committee fees.

The following table sets forth information concerning the compensation of our non-employee directors for the fiscal year ending December 31, 2024.

	Fees Earned	Fees Earned		All Other
	or Paid in	or Paid in	Stock Awards	Compensation
Name	Cash ($)[1]	Stock ($)	($)[2]	($)	Total ($)
Douglas K. Ammerman	—[3]	157,028[3]	300,016	—	457,044
Michael J. Nolan	—[3]	101,680[3]	300,016	—	401,696
Raymond R. Quirk	—[3]	101,680[3]	300,016	—	401,696
John D. Rood	161,467		300,016	—	461,483
Douglas Martinez	118,152		300,016	—	418,168
Celina J. Wang Doka	118,152		300,016	—	418,168

1	Represents the cash portion of annual board and committee retainers and meeting fees earned for services as a F&G director in 2024 for all directors.

2	Amounts shown for all directors represent the grant date fair value of a restricted stock award granted in 2024, computed in accordance with FASB ASC Topic 718. The awards vest over a period of three years from the grant date. Assumptions used in the calculation of the amounts of the F&G awards are included in Note R–Employee Benefit Plans to our Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the Securities Exchange Commission on February 28, 2025. Restricted stock awards granted for the fiscal year ended December 31, 2024 for each director were as follows: Mr. Ammerman 6,515; Mr. Nolan 6,515; Mr. Quirk 6,515; Mr. Rood 6,515; Mr. Martinez 6,515; and Ms. Doka 6,515. The fair value of the awards as shown above is based on a per share fair value of $46.05 for each director. As of December 31, 2024, F&G restricted stock awards outstanding for each director were as follows: Mr. Ammerman 13,022; Mr. Nolan 13,022; Mr. Quirk 13,022; Mr. Rood 13,022; Mr. Martinez 15,569; and Ms. Doka 14,082.

3	Each of Mr. Ammerman, Mr. Nolan and Mr. Quirk elected to receive all of his 2024 annual retainer in the form of F&G common stock.

48 | F&G Annuities & Life, Inc.	2025 PROXY STATEMENT

Proposal No. 2: Advisory Vote on Named Executive Officer Compensation

In accordance with Section 14A of the Securities Exchange Act of 1934, as amended, and the SEC’s rules thereunder, the board is asking shareholders to approve, on a non-binding, advisory basis, the compensation of F&G’s named executive officers as disclosed in this proxy statement, including the Compensation Discussion and Analysis, the compensation tables and the accompanying narrative disclosures beginning on page 27, but excluding disclosures presented in the section titled “Pay Versus Performance Disclosure.”

As described above in the sections of this proxy statement under “Compensation Discussion and Analysis” and “Components of F&G’s Executive Compensation Program,” the board’s compensation committee has structured F&G’s executive compensation program to emphasize long-term, performance-dependent pay to motivate and reward long-term value creation for F&G’s shareholders. F&G’s executive compensation program has a number of features designed to ensure adherence to the Company’s pay-for-performance philosophy.

The board encourages shareholders to read the Compensation Discussion and Analysis above which describes in detail how our executive compensation practices operate and are designed to achieve our core executive compensation objectives. The board also encourages shareholders to review the Summary Compensation Table and other compensation tables and the narrative disclosures accompanying the tables appearing under “Components of F&G’s Executive Compensation Program,” which provide detailed information about the compensation of our named executive officers. The compensation committee and the board believe that the compensation practices described in the Compensation Discussion and Analysis are effective in achieving a well-balanced compensation structure that adheres to F&G’s philosophies, demonstrates alignment between performance and executive compensation and supports the appropriateness of our executive compensation philosophy and practices.

We ask our shareholders to vote on the following resolution at the annual meeting:

RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2025 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis and executive and Director Compensation section, the compensation tables and related narrative.

The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our named executive officers, as described in this proxy statement in accordance with the compensation disclosure rules of the Securities and Exchange Commission. Approval of this resolution requires the affirmative vote of a majority of the shares of our common stock represented and entitled to vote. However, as this is an advisory vote, the results will not be binding on the Company, the board or the compensation committee, and will not require us to take any action. The final decision on the compensation of our named executive officers remains with our compensation committee and the board, although the compensation committee and the board will consider the outcome of this vote when making compensation decisions.

THE BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

2025 PROXY STATEMENT	F&G Annuities & Life, Inc. | 49

Proposal No. 3: Ratification of Independent Registered Public Accounting Firm

General Information About Ernst & Young LLP

Although shareholder ratification of the appointment of our independent registered public accounting firm is not required by our bylaws or otherwise, we are submitting the selection of Ernst & Young LLP (EY) to our shareholders for ratification as a matter of good corporate governance practice. Even if the selection is ratified, our audit committee in its discretion may select a different independent registered public accounting firm at any time if it determines that such a change would be in the best interests of the Company and our shareholders. If our shareholders do not ratify the audit committee’s selection, the audit committee will take that fact into consideration, together with such other factors it deems relevant, in determining its next selection of our independent registered public accounting firm.

In choosing our independent registered public accounting firm, our audit committee conducts a comprehensive review of the qualifications of those individuals who will lead and serve on the engagement team, the quality control procedures the firm has established, and any issue raised by the most recent quality control review of the firm. The review also includes matters required to be considered under the Securities and Exchange Commission rules on “Auditor Independence,” including the nature and extent of non-audit services to ensure that they will not impair the independence of the accountants.

Representatives of EY are expected to be present at the annual meeting. These representatives will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Principal Accountant Fees and Services

(Ernst & Young LLP, Des Moines, IA, PCAOB Auditor ID: 42)

The audit committee has appointed EY to audit the consolidated financial statements of the Company for the 2025 fiscal year. EY has continuously acted as our independent registered public accounting firm since 2020. Prior to the Spin-Off, no audit, audit-related, tax or other services were provided by an independent registered public accounting firm for the sole purposes of the Company. For services rendered to us during or in connection with our years ended December 31, 2024 and 2023, we were billed the following fees by EY.

	2024 (in thousands)	2023 (in thousands)
Audit Fees	$5,152	$4,931
Audit-Related Fees	$0	$0
Tax Fees	$90	$75
All Other Fees	$7	$9

Audit Fees: Audit fees consisted principally of fees for the audits, registration statements and other filings related to the Company’s 2024 and 2023 financial statements, and audits of the Company’s subsidiaries required for regulatory reporting purposes, including billings for out-of-pocket expenses incurred.

Audit-Related Fees: There were no Audit-related fees in 2024 and 2023.

Tax Fees: Tax fees for 2024 and 2023 consisted principally of fees for tax compliance, tax planning and tax advice.

All Other Fees: All other fees relate primarily to online accounting guidance services.

50 | F&G Annuities & Life, Inc.	2025 PROXY STATEMENT

Approval of Accountants’ Services

In accordance with the requirements of the Sarbanes-Oxley Act of 2002, all audit and audit-related work and all non-audit work performed by EY is approved in advance by the audit committee, including the proposed fees for such work. Our pre-approval policy provides that, unless a type of service to be provided by EY has been generally pre-approved by the audit committee, it will require specific pre-approval by the audit committee. In addition, any proposed services exceeding pre-approved maximum fee amounts also require pre-approval by the audit committee. Our pre-approval policy provides that specific pre-approval authority is delegated to our audit committee chairman; provided that the estimated fee for the proposed service does not exceed a pre-approved maximum amount set by the committee. Our audit committee chairman must report any pre-approval decisions to the audit committee at its next scheduled meeting.

THE BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE RATIFICATION OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2025 FISCAL YEAR.

Security Ownership of Certain Beneficial Owners

The number of our common shares beneficially owned by each individual or group is based upon information in documents filed by such person with the Securities and Exchange Commission, other publicly available information or information available to us. Percentage ownership in the following tables is based on 134,820,676 shares of our common stock outstanding as of April 28, 2025. Unless otherwise indicated, each of the shareholders has sole voting and investment power with respect to the shares of our common stock beneficially owned by that shareholder. The number of shares beneficially owned by each shareholder is determined under rules issued by the Securities and Exchange Commission.

Security Ownership of Certain Beneficial Owners

The following table sets forth information regarding beneficial ownership of our common stock by each shareholder who is known by the Company to beneficially own 5% or more of such class:

Name	Shares Beneficially Owned[1]	Percent of Series[2]
Fidelity National Financial, Inc.[3]	110,942,551	82%

[1]	Based on information as of April 28, 2025.

[2]	Applicable percentages based on shares of our common stock outstanding as of April 28, 2025.

[3]	The address is 601 Riverside Avenue, Jacksonville, Florida, 32204.

2025 PROXY STATEMENT	F&G Annuities & Life, Inc. | 51

Security Ownership of Management and Directors

The following table sets forth information regarding beneficial ownership as of April 28, 2025, of our common stock by:

•	Each of our directors and nominees for director;

•	Each of the named executive officers as defined in Item 402(a)(3) of Regulation S-K promulgated by the Securities and Exchange Commission; and

•	All of our executive officers and directors as a group.

Name[1]	Number of Shares	Total	Percent of Total
William P. Foley, II2	1,233,804	1,233,804	*
Christopher O. Blunt	849,860	849,860	*
Raymond R. Quirk[3]	168,870	168,870	*
John D. Currier	87,234	87,234	*
Wendy J.B. Young	80,525	80,525	*
Michael J. Nolan[4]	49,618	49,618	*
John D. Rood	36,573	36,573	*
Douglas K. Ammerman	46,322	46,322	*
Leena Punjabi	67,064	67,064	*
Michael L. Gravelle	33,540	33,540	*
Douglas Martinez	20,096	20,096	*
Celina J. Wang Doka	20,875	20,875	*
Conor E. Murphy	81,345	81,345	*
All directors and officers (12 persons)	2,775,726	2,775,726	2.1%

* Represents less than 1% of our common stock.

[1]	The business address of each beneficial owner is c/o F&G Annuities & Life, Inc., 801 Grand Avenue, Suite 2600, Des Moines, Iowa 50309.
[2]	Includes 152,668 shares of our common stock held by Folco Development Corporation, of which Mr. Foley and his spouse are the sole shareholders; 48,151 shares of our common stock owned by the Foley Family Charitable Foundation, and 86,076 shares held by BilCar LLC.
[3]	Includes 152,696 shares held by the Quirk 2002 Trust.
[4]	Includes 753 shares held by the Michael J. Nolan Trust.

52 | F&G Annuities & Life, Inc.	2025 PROXY STATEMENT

Securities Authorized for Issuance Under Equity Compensation Plans

The following table provides information as of December 31, 2024 about our common stock which may be issued under our equity compensation plans:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights)
Equity compensation plans approved by security holders	—	—	3,046,112[1]
Equity compensation plans not approved by security holders	—	—	—
Total	—	—	3,046,112[1]

[1]	Subject to the terms of the 2022 F&G Omnibus Plan, we have authorized the issuance of up to 6 million shares of common stock. As of December 31, 2024, there were 1,801,618 shares of restricted stock outstanding under the 2022 F&G Omnibus Plan. Awards granted vest over a three-year period and have a performance restriction that must be met for shares awarded to vest. If the performance restriction is not satisfied during the measurement period all of the shares that do not satisfy the performance criteria will be forfeited to the Company for no consideration. See Note R–Employee Benefit Plans to our Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the Securities Exchange Commission on February 28, 2025, for further information regarding these awards.

Certain Relationships and Related Person Transactions

Certain Relationships and Related Transactions

Agreements with FNF

On December 1, 2022, FNF distributed, on a pro rata basis, approximately 15% of the common stock of F&G (the F&G Distribution). The purpose of the F&G Distribution was to enhance and more fully recognize the overall market value of each company. FNF retains control of F&G through ownership of approximately 82% of F&G common stock.

We and FNF have overlapping executive officers and directors. William P. Foley, II, our executive Chairman, also serves as non-executive Chairman and is a director of FNF; Raymond Quirk, our director, has served as Executive Vice-Chairman of FNF since February 2022 and formerly served as Chief Executive Officer of FNF from December 2013 to February 2022; Michael J. Nolan, our director, has served as Chief Executive Officer of FNF since February 2022 and previously served as President of FNF from January 2016 to February 2022; Douglas K. Ammerman, our director, also serves as a director of FNF; John D. Rood, our director also serves as a director of FNF; and Michael L. Gravelle, our Executive Vice President, General Counsel and Corporate Secretary, also serves as Executive Vice President and Corporate Secretary of FNF. In order to govern certain of the ongoing relationships between us we have entered into certain agreements with FNF the terms of which are summarized below.

2025 PROXY STATEMENT	F&G Annuities & Life, Inc. | 53

Corporate Services Agreement

On November 30, 2022, FNF entered into a Corporate Services Agreement with F&G. Pursuant to such agreement, FNF provides F&G with certain corporate services, including internal audit services, litigation and dispute management services, compliance services, corporate and transactional support services, Securities and Exchange Commission & reporting services, insurance and risk management services, human resources support services and real estate services. FNF will also provide knowledge transfer services and take such steps as are reasonably required to facilitate a smooth and efficient transition of records and responsibilities to F&G prior to the termination of the agreement. The Corporate Services Agreement terminates after the date upon which all corporate services or transition assistance have been terminated or upon the mutual agreement of the parties. F&G may terminate corporate services by providing 90 days written notice to FNF.

Reverse Corporate Services Agreement

On November 30, 2022, F&G entered into a Reverse Corporate Services Agreement with FNF. Pursuant to such agreement, F&G provides FNF with certain services, including the services of certain F&G employees and investor relations services. F&G will also provide knowledge transfer services and take such steps as are reasonably required in order to facilitate a smooth and efficient transition of records and responsibilities to FNF prior to the termination of the agreement. The Reverse Corporate Services Agreement terminates after the date upon which all corporate services or transition assistance has been terminated or upon the mutual agreement of the parties. FNF may terminate corporate services by providing 90 days written notice to F&G.

Tax Sharing Agreement

On November 30, 2022, FNF entered into a Tax Sharing Agreement with F&G and its domestic subsidiaries. Pursuant to such agreement, FNF will file, and F&G and its domestic subsidiaries that are treated as corporations for U.S. federal income tax purposes, will join in the filing of, a consolidated U.S. federal income tax returns on behalf of FNF and its domestic subsidiaries. F&G and its subsidiaries will periodically make payments to FNF equal to the U.S. federal income taxes that F&G and its subsidiaries would otherwise be required to pay if each were to file a separate U.S. federal income tax return for the applicable tax period. F&G will pay to F&G and its subsidiaries any actual U.S. federal income tax savings attributable to any losses or tax credits generated by F&G and its subsidiaries and used by FNF and its subsidiaries. FNF will generally control the conduct of any tax examination, audit or challenge involving such consolidated tax returns. To the extent appropriate, the provisions of the Tax Sharing Agreement apply with the same force and effect to any state or local income tax liabilities that are computed on a combined, consolidated or unitary method. The Tax Sharing Agreement will generally remain in effect with respect to any taxable periods for which F&G and FNF are affiliated for U.S. federal income tax purposes until the expiration of the applicable statute of limitations.

Investment of $250 Million in F&G

On January 12, 2024, FNF completed a $250 million preferred stock investment in F&G. F&G will use the net proceeds from the investment to support growth of its assets under management. Under the terms of the agreement, FNF invested $250 million in exchange for 5 million shares of F&G’s 6.875% Series A Mandatory Convertible Preferred Stock, par value $0.001 per share (the Mandatory Convertible Preferred Stock). Each share of Mandatory Convertible Preferred Stock has a liquidation preference of $50.00 per share. Unless earlier converted at the option of the holder, each outstanding share of the Mandatory Convertible Preferred Stock will automatically convert into shares of common stock of F&G on January 15, 2027 (the Mandatory Conversion Date). Upon conversion on the Mandatory Conversion Date, the conversion rate for each share of the Mandatory Convertible Preferred Stock will be no more than 1.1111 shares of common stock and no less than 0.9456 shares of common stock per share of Mandatory Convertible Preferred Stock, depending on the value of F&G’s common stock.

F&G Common Stock Offering

On March 24, 2025, F&G completed the public offering of 8 million shares of its common stock. In connection with the offering, F&G entered into an underwriting agreement (the Underwriting Agreement), pursuant to which F&G granted the underwriters of the offering a 30-day option to purchase up to an additional 1.2 million shares of its common stock. Pursuant to the Underwriting Agreement, the underwriters of the offering agreed to resell to FNF 4.5 million of F&G Common Stock in the offering, at the same price paid by the underwriters.

54 | F&G Annuities & Life, Inc.	2025 PROXY STATEMENT

Other Related Party Transactions

Certain of our subsidiaries are party to investment management agreements (IMAs) with Blackstone ISG-I Advisors LLC (BIS) pursuant to which BIS is appointed as investment manager of substantially all assets in the general and separate accounts of those entities (the F&G Accounts). MVB Management, LLC (MVB Management), an entity that is 50% owned by BilCar, LLC (BilCar, which is an affiliate of our Executive Chairman and a director of the Company, William P. Foley, II) receives a participation fee from BIS in connection with assets of F&G and its subsidiaries that are managed by BIS. BIS also receives services from MVB Management. BIS paid MVB Management a participation fee of approximately 15% of certain fees paid to BIS and its affiliates for assets under management (AUM) relating to new business AUM (New AUM) generated prior to March 31, 2023, and pays MVB Management a fee of approximately 7.5% of certain fees paid to BIS and its affiliates relating to New AUM generated after March 31, 2023, in each case, under the investment management agreements between F&G and BIS. In March 2023, BilCar waived its right to receive any portion of payments made by BIS to MVB Management in respect of such New AUM. Additionally, in March 2023, F&G entered into an agreement with BilCar to pay BilCar the fees that it would have received through MVB Management from BIS over the 10-year period ending March 31, 2033. BilCar received payments totaling $8.8 million from MVB Management in 2024. BilCar received payments totaling $0.9 million from F&G in 2024. F&G is not a party to the agreements between BIS and MVB Management and does not pay, and is not responsible for, any fees paid to MVB Management.

Review, Approval or Ratification of Transactions with Related Persons

Pursuant to our codes of ethics, a “conflict of interest” occurs when an individual’s private interest interferes or appears to interfere with our interests, and can arise when a director, officer or employee takes actions or has interests that may make it difficult to perform his or her work objectively and effectively. Anything that would present a conflict for a director, officer or employee would also likely present a conflict if it were related to a member of his or her family. Our code of ethics states that clear conflict of interest situations involving directors, executive officers and other employees who occupy supervisory positions or who have discretionary authority in dealing with any third party specified below may include the following:

●	Any significant ownership interest in any supplier or customer;

●	Any consulting or employment relationship with any customer, supplier or competitor; and

●	Selling anything to us or buying anything from us, except on the same terms and conditions as comparable directors, officers or employees are permitted to so purchase or sell.

With respect to our Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer, our codes of ethics require that each such officer must:

●	Discuss any material transaction or relationship that could reasonably be expected to give rise to a conflict of interest with our General Counsel;

●	In the case of our Chief Financial Officer and Chief Accounting Officer, obtain the prior written approval of our General Counsel for all material transactions or relationships that could reasonably be expected to give rise to a conflict of interest; and

●	In the case of our Chief Executive Officer, obtain the prior written approval of the audit committee for all material transactions that could reasonably be expected to give rise to a conflict of interest.

Under Securities and Exchange Commission rules, certain transactions in which we are or will be a participant and in which our directors, executive officers, certain shareholders and certain other related persons had or will have a direct or indirect material interest are required to be disclosed in the related person transactions section of our proxy statement. In addition to the procedures above, our audit committee reviews and approves or ratifies any such transactions that are required to be disclosed. The committee makes these decisions based on its consideration of all relevant factors. The review may be before or after the commencement of the transaction. If a transaction is reviewed and not approved or ratified, the committee may recommend a course of action to be taken.

2025 PROXY STATEMENT	F&G Annuities & Life, Inc. | 55

Delinquent Section 16(a) Reports

Section 16 of the Securities Exchange Act of 1934 requires the Company’s executive officers and directors to file reports of their ownership, and changes in ownership, of the Company’s common stock with the Securities and Exchange Commission. Executive officers and directors are required by the Securities and Exchange Commission’s regulations to furnish the Company with copies of all forms they file pursuant to Section 16 and the Company is required to report in this Annual Report on Form 10-K any failure of its directors and executive officers to file by the relevant due date any of these reports during fiscal year 2024. Based solely upon a review of these reports, we believe that no directors failed to file any report by the relevant due date and all directors and executive officers of the Company complied with the requirements of Section 16(a) in 2024. However, Messrs. Blunt, Currier, Martin and Ms. Young filed a Form 5 to report shares received through the F&G ESPP that were previously unreported.

Shareholder Proposals and Nominations

Any proposal that a shareholder wishes to be considered for inclusion in the proxy and proxy statement relating to the Annual Meeting of Shareholders to be held in 2026, including submissions of shareholder director nominations in accordance with the proxy access procedures set forth in our bylaws, must be received by the Company no later than December 31, 2025. Any other proposal or director nomination that a shareholder wishes to bring before the 2026 Annual Meeting of Shareholders without inclusion of such matter in the Company’s proxy materials must also be received by the Company no later than December 31, 2025. All proposals and nominations must comply with the applicable requirements or conditions established by the Securities and Exchange Commission and the Company’s bylaws, which require among other things, certain information to be provided in connection with the submission of shareholder proposals. All proposals and nominations must be directed to the Secretary of the Company at 801 Grand Avenue, Suite 2600, Des Moines, Iowa 50309. The persons designated as proxies by the Company in connection with the 2026 Annual Meeting of Shareholders will have discretionary voting authority with respect to any shareholder proposal for which the Company does not receive timely notice.

In addition to satisfying the foregoing requirements, to comply with the universal proxy rules, shareholders who intend to solicit proxies in reliance on the SEC’s universal proxy rule for director nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act of 1934, as amended, no later than April 26, 2026, and must comply with the additional requirements of Rule 14a-19(b).

Other Matters

The Company knows of no other matters to be submitted at the meeting. If any other matters properly come before the meeting, your proxy card confers discretionary authority on the persons named in your proxy card to vote as they deem appropriate on such matters. It is the intention of the persons named in your proxy card to vote the shares in accordance with their best judgment.

56 | F&G Annuities & Life, Inc.	2025 PROXY STATEMENT

Available Information

Our web address is www.fglife.com. Our electronic filings with the Securities and Exchange Commission (including all Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and if applicable, amendments to those reports) will be available free of charge on the website as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information posted on our website is not incorporated into this document.

The Securities and Exchange Commission maintains a website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that site is www.sec.gov. A copy of the Annual Report on Form 10-K for the fiscal year ended December 31, 2024 (except for certain exhibits thereto), including our audited financial statements and financial statement schedules, may be obtained, free of charge, upon written request by any shareholder to F&G Annuities & Life, Inc., 801 Grand Avenue, Suite 2600, Des Moines, Iowa 50309, Attention: Investor Relations. Copies of all exhibits to the Annual Report on Form 10-K are available upon a similar request, subject to reimbursing the Company for its expenses in supplying any exhibit.

By Order of the Board of Directors

Christopher Blunt

Chief Executive Officer

Dated: April 30, 2025

2025 PROXY STATEMENT	F&G Annuities & Life, Inc. | 57

Annex A

Use of Non-GAAP Financial Information

In addition to reporting financial results in accordance with GAAP, this document includes non-GAAP financial measures, which the Company believes are useful to help investors better understand its financial performance, competitive position and prospects for the future. Management believes these non-GAAP financial measures may be useful in certain instances to provide additional meaningful comparisons between current results and results in prior operating periods. Our non-GAAP measures may not be comparable to similarly titled measures of other organizations because other organizations may not calculate such non-GAAP measures in the same manner as we do. The presentation of this financial information is not intended to be considered in isolation of or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. By disclosing these non-GAAP financial measures, the Company believes it offers investors a greater understanding of, and an enhanced level of transparency into, the means by which the Company’s management operates the Company. Any non-GAAP measures should be considered in context with the GAAP financial presentation and should not be considered in isolation or as a substitute for GAAP net earnings, net earnings attributable to common shareholders, or any other measures derived in accordance with GAAP as measures of operating performance or liquidity. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measures are provided within.

Non-GAAP Financial Measures Definitions

Adjusted Net Earnings

Adjusted net earnings is a non-GAAP economic measure we use to evaluate financial performance each period. Adjusted net earnings is calculated by adjusting net earnings (loss) to eliminate:

(i)	Recognized (gains) and losses, net: the impact of net investment gains/losses, including changes in allowance for expected credit losses and other than temporary impairment (“OTTI”) losses, recognized in operations; and the effects of changes in fair value of the reinsurance related embedded derivative and other derivatives, including interest rate swaps and forwards;

(ii)	Market related liability adjustments: the impacts related to changes in the fair value, including both realized and unrealized gains and losses, of index product related derivatives and embedded derivatives, net of hedging cost; the impact of initial pension risk transfer deferred profit liability losses, including amortization from previously deferred pension risk transfer deferred profit liability losses; and the changes in the fair value of market risk benefits by deferring current period changes and amortizing that amount over the life of the market risk benefit;

(iii)	Purchase price amortization: the impacts related to the amortization of certain intangibles (internally developed software, trademarks and value of distribution asset recognized as a result of acquisition activities);

(iv)	Transaction costs: the impacts related to acquisition, integration and merger related items;

(v)	Other and “non-recurring,” “infrequent” or “unusual items”: Other adjustments include removing any charges associated with U.S. guaranty fund assessments as these charges neither relate to the ordinary course of the Company’s business nor reflect the Company’s underlying business performance, but result from external situations not controlled by the Company. Further, Management excludes certain items determined to be “non-recurring,” “infrequent” or “unusual” from adjusted net earnings when incurred if it is determined these expenses are not a reflection of the core business and when the nature of the item is such that it is not reasonably likely to recur within two years and/or there was not a similar item in the preceding two years;

(vi)	Non-controlling interest on non-GAAP adjustments: the portion of the non-GAAP adjustments attributable to the equity interest of entities that F&G does not wholly own; and

(vii)	Income taxes: the income tax impact related to the above-mentioned adjustments is measured using an effective tax rate, as appropriate by tax jurisdiction.

58 | F&G Annuities & Life, Inc. | Annex A	2025 PROXY STATEMENT

Annex A

While these adjustments are an integral part of the overall performance of F&G, market conditions and/or the non-operating nature of these items can overshadow the underlying performance of the core business. Accordingly, management considers this to be a useful measure internally and to investors and analysts in analyzing the trends of our operations. Adjusted net earnings should not be used as a substitute for net earnings (loss). However, we believe the adjustments made to net earnings (loss) in order to derive adjusted net earnings provide an understanding of our overall results of operations.

Assets Under Management (“AUM”)

AUM is comprised of the following components and is reported net of reinsurance qualifying for risk transfer in accordance with GAAP:

(i)	total invested assets at amortized cost, excluding investments in unconsolidated affiliates, owned distribution and derivatives;

(ii)	investments in unconsolidated affiliates at carrying value;

(iii)	related party loans and investments;

(iv)	accrued investment income;

(v)	the net payable/receivable for the purchase/sale of investments; and

(vi)	cash and cash equivalents excluding derivative collateral at the end of the period.

Management considers this non-GAAP financial measure to be useful internally and to investors and analysts when assessing the size of our investment portfolio that is retained.

Sales

Annuity, IUL, funding agreement and non-life contingent PRT sales are not derived from any specific GAAP income statement accounts or line items and should not be viewed as a substitute for any financial measure determined in accordance with GAAP. Sales from these products are recorded as deposit liabilities (i.e., contractholder funds) within the Company’s consolidated financial statements in accordance with GAAP. Life contingent PRT sales are recorded as premiums in revenues within the consolidated financial statements. Management believes that presentation of sales, as measured for management purposes, enhances the understanding of our business and helps depict longer term trends that may not be apparent in the results of operations due to the timing of sales and revenue recognition.

2025 PROXY STATEMENT	Annex A | F&G Annuities & Life, Inc. | 59

Annex A

Adjusted Net Earnings (See “Non-GAAP Financial Measures Definitions”)

The table below shows the adjustments made to reconcile Net earnings attributable to common shareholders to Adjusted net earnings (in millions):

Reconciliation from Net Earnings (Loss) to Adjusted Net Earnings Attributable to Common Shareholders1,2

($ in millions)	Year ended December 31,
	2024	2023	2022

Net earnings (loss) attributable to common shareholders	$ 622	($ 58)	$ 635
Non-GAAP adjustments[1]
Realized (gains) and losses, net
Net realized and unrealized (gains) losses on fixed maturity available-for-sale securities, equity securities and other invested assets	(76)	98	446
Change in allowance for expected credit losses	32	48	24
Change in fair value of reinsurance related embedded derivatives	33	128	(352)
Change in fair value of other derivatives and embedded derivatives	38	(60)	(1)
Recognized (gains) losses, net	27	214	117
Market related liability adjustments	(214)	258	(534)
Purchase price amortization	84	22	21
Transaction costs, other and non-recurring items	16	3	10
Non-controlling interest	(10)	—	—
Income taxes adjustment	21	(104)	104

Adjusted net earnings attributable to common shareholders[1]	$ 546	$ 335	$ 353

[1]	Refer to “Non-GAAP Financial Measures Definitions.”

[2]	See Adjusted Net Earnings within Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations included in the Company’s Form 10-K for the fiscal year ended December 31, 2024 which is in this Annual Report, for further information regarding significant changes in Adjusted Net Earnings over the periods presented.

60 | F&G Annuities & Life, Inc. | Annex A	2025 PROXY STATEMENT

2025 PROXY STATEMENT	F&G Annuities & Life, Inc. | 61

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. V65706-P29412 ! ! ! 01) Christopher O. Blunt 02) William P. Foley, II For All Withhold All For All Except For Against Abstain ! ! ! ! ! ! To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below. F&G ANNUITIES & LIFE, INC. 801 GRAND AVENUE, SUITE 2600 DES MOINES, IOWA 50309 Nominees: 1. Election of two Class III directors to serve until the 2028 annual meeting of shareholders. F&G ANNUITIES & LIFE, INC. The Board of Directors recommends you vote FOR ALL for Proposal 1: Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. 2. Approval of a non-binding advisory resolution on the compensation paid to our named executive officers. 3. Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the 2025 fiscal year. The Board of Directors recommends you vote FOR Proposals 2 and 3. NOTE: To transact such other business as may properly come before the meeting or any postponement or adjournment thereof. SCAN TO VIEW MATERIALS & VOTEw VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 10:59 p.m. Central Time on June 24, 2025. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/FG2025 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 10:59 p.m. Central Time on June 24, 2025. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

V65707-P29412 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. F&G Annuities & Life, Inc. Meeting Information 2025 Annual Meeting of Shareholders June 25, 2025 11:00 a.m. Central Time www.virtualshareholdermeeting.com/FG2025 F&G ANNUITIES & LIFE, INC. THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF F&G ANNUITIES & LIFE, INC. FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD JUNE 25, 2025 The undersigned hereby appoints the Chief Executive Officer, President and Corporate Secretary of F&G Annuities & Life, Inc. ("F&G"), and each of them, as Proxies, each with full power of substitution, and hereby authorizes each of them to represent and to vote, as designated on the reverse side, all the shares of common stock held of record by the undersigned as of April 28, 2025, at the Annual Meeting of Shareholders to be held on June 25, 2025 at 11:00 a.m. Central Time, or any postponement or adjournment thereof. The meeting will be held virtually at www.virtualshareholdermeeting.com/FG2025. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO SUCH DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. Continued and to be signed on reverse side